One Invacare Way
                                Elyria, OH 44035


                                                                  April 10, 2003
To the Shareholders of

    INVACARE CORPORATION:

     This  year's  Annual  Meeting  of  Shareholders  will be held at 10:00 A.M.
(EDT), on Wednesday, May 21, 2003, at the Lorain County Community College, Spitzer Conference Center, Grand Room, 1005 North Abbe Road, Elyria, Ohio. We will be reporting on your Company's activities and you will have an opportunity to ask questions about its operations.

     We hope that you are planning to attend the Annual Meeting personally and we look forward to seeing you. Whether or not you expect to attend in person, the return of the enclosed Proxy as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the Annual Meeting. If you do attend the Annual Meeting, you may, of course, withdraw your Proxy should you wish to vote in person.

     On behalf of the Board of Directors and management of Invacare Corporation, I would like to thank you for your continued support and confidence.

                                            Sincerely yours,



                                            /s/A. Malachi Mixon, III
                                            ------------------------
                                            A. Malachi Mixon, III
                                            Chairman and Chief
                                            Executive Officer

                              INVACARE CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 21, 2003

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Invacare Corporation (the "Company") will be held at the Lorain County Community College, Spitzer Conference Center, Grand Room, 1005 North Abbe Road, Elyria, Ohio on Wednesday, May 21, 2003, at 10:00 A.M. (EDT), for the following purposes:

     1.   To fix the size of the Board of Directors at eleven;

     2. To elect three Directors to the class whose three-year term will expire in 2006;

     3.   To approve and adopt the Invacare  Corporation 2003 Performance  Plan;
          and

     4. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

     Holders of Common Shares and Class B Common Shares of record as of the close of business on Tuesday, April 1, 2003 are entitled to receive notice of and vote at the Annual Meeting. It is important that your shares be represented at the Annual Meeting. For that reason, we ask that you promptly sign, date and mail the enclosed Proxy card in the return envelope provided. Shareholders who attend the Annual Meeting may revoke their Proxy and vote in person.

                                             By order of the Board of Directors,



                                             Douglas A. Neary
                                             Secretary


April 10, 2003

                              INVACARE CORPORATION

                                 PROXY STATEMENT

                        Mailed on or about April 10, 2003

            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 21, 2003


                               GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Invacare Corporation ("Invacare" or the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on May 21, 2003 and any adjournments or postponements thereof. The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting of Shareholders, which accompanies this Proxy Statement. The expense of soliciting Proxies, including the cost of preparing, assembling and mailing the Notice, Proxy Statement and Proxy, will be borne by the Company. In addition to solicitation of Proxies by mail, solicitation may be made by the Company's Directors, officers or employees, without additional compensation, personally and by telephone, and the Company may pay persons holding shares for others their expenses for sending Proxy materials to their principals. No solicitation will be made other than by Directors, officers and employees of the Company.

     Any person giving a Proxy pursuant to this solicitation may revoke it. The General Corporation Law of Ohio provides that, unless otherwise provided in the Proxy, a shareholder, without affecting any vote previously taken, may revoke a Proxy not otherwise revoked by giving notice to the Company in writing or in open meeting. All validly executed Proxies received by the Board of Directors of the Company pursuant to this solicitation will be voted at the Annual Meeting, and the directions contained in such Proxies will be followed in each instance. If no directions are given, the Proxy will be voted "FOR" the election of the three nominees listed in the Proxy and "FOR" each of the other proposals.


                                  VOTING RIGHTS

     At the close of business on April 1, 2003, the Company had 29,696,977 Common Shares, without par value ("Common Shares"), and 1,112,023 Class B Common Shares, without par value ("Class B Common Shares"), outstanding and entitled to vote. The holders of the outstanding Common Shares as of April 1, 2003 will be entitled to one vote for each share held by them, and the holders of the outstanding Class B Common Shares as of April 1, 2003 will be entitled to ten votes for each share held by them. Except as otherwise provided by the Company's Amended and Restated Articles of Incorporation (the "Articles") or required by law, holders of Common Shares and Class B Common Shares will at all times vote on all matters, including the election of Directors, together as one class. Pursuant to the Articles, no holder of shares of any class has cumulative voting rights in the election of Directors. Only shareholders of record at the close of business on April 1, 2003 are entitled to notice of and to vote at the Annual Meeting.


                           SIZE OF BOARD OF DIRECTORS
                                  (Proposal 1)

     Under the Company's Code of Regulations, as amended, the authorized number of Directors of the Company shall be not less than five, nor more than fifteen. The members of the Company's Board of Directors are divided into three classes with a term of office of three years, with the term of one class expiring each year. The size of the Board is currently fixed at twelve, with a proposal to fix the size of the Board at eleven as Mr. Nalley is retiring from the Board and will not seek re-election.

     Vote Required to Fix the Board of Directors. The proposal to fix the number of directors at eleven requires the affirmative vote of a majority of the votes cast by the holders of Common Shares and the Class B Common Shares, voting as one class, present in person or by Proxy, and entitled to vote on this proposal at the Annual Meeting. Shareholders who vote to abstain with respect to this proposal will be treated as present and entitled to vote, but will not be counted as a vote for purposes of this proposal. Accordingly, an abstention will have the effect of a negative vote. A broker non-vote will not be treated as present and entitled to vote and, therefore, will not be counted as a vote for purposes of this proposal. A "broker non-vote" occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.

  THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE
         PROPOSAL TO FIX THE SIZE OF THE BOARD OF DIRECTORS AT ELEVEN.


                              ELECTION OF DIRECTORS
                                  (Proposal 2)

     At the Annual Meeting, three Directors will be elected to serve a three-year term until the Annual Meeting in 2006 or until their successors have been elected and qualified. Each of the nominees is presently a Director of the Company and has indicated his willingness to serve as a Director if elected. If any nominee should become unavailable for election (which contingency is not now contemplated or foreseen), it is intended that the shares represented by the Proxy will be voted for such substitute nominee as may be named by the Board of Directors. In no event will the accompanying Proxy be voted for more than three nominees or for persons other than those named below and any such substitute nominee for any of them.

     Vote Required to Elect Directors. Under Ohio law and the Articles, the nominees receiving the greatest number of votes will be elected as Directors of the Company. A Proxy Card marked as withholding authority with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated. Abstentions and broker non-votes will have no effect on the election of Directors.

  THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE THREE DIRECTORS TO THE CLASS WHOSE THREE-YEAR TERM WILL EXPIRE
                                    IN 2006.

                              Nominees for Election

Name                                  Age    Position with the Company
----                                  ---    -------------------------
James C. Boland (1)(2)                63     Director
Whitney Evans (2)(4)                  66     Director
William M. Weber (1)(2)               63     Director

                         Directors Continuing in Office

Gerald B. Blouch (5)                  56     President, Chief Operating Officer
                                             and a Director
John R. Kasich (4)(5)                 50     Director
Dan T. Moore, III (1)(3)(5)           63     Director
Joseph B. Richey, II (5)              66     President - Invacare Technologies,
                                             Senior Vice President - Electronic
                                             and Design Engineering and a
                                             Director
A. Malachi Mixon, III (3)(4)(6)       61     Chairman, Chief Executive Officer
                                             and a Director
Michael F. Delaney (4)(6)             53     Director
C. Martin Harris (6)                  46     Director
Bernadine P. Healy, M.D.(2)(3)(6)     57     Director
----------
(1) Member of the Audit Committee.
(2) Member of the Compensation , Management
      Development and Corporate Governance Committee.
(3) Member of the Nominating Committee.
(4) Member of the Investment Committee.
(5) Term as Director expires in 2004.
(6) Term as Director expires in 2005.

     James C. Boland has been a Director since 1998. Mr. Boland served as President and Chief Executive Officer of CAVS/Gund Arena Company (the Cleveland Cavaliers and the Cleveland Rockers professional teams and Gund Arena) from January 1998 to December 31, 2002 at which time he became Vice-Chairman of the Company. Prior to his retirement from Ernst & Young in 1998, Mr. Boland served for 22 years as a partner of Ernst & Young in various roles including Vice Chairman and Regional Managing Partner, as well as a member of the firm's Management Committee from 1988 to 1996, and as Vice Chairman of National Accounts from 1997 to his retirement. Mr. Boland is a Director of The Sherwin-Williams Company (NYSE), Cleveland, Ohio, a manufacturer and distributor of coatings and related products, The Goodyear Tire & Rubber Company (NYSE), Akron, Ohio, one of the world's leading manufacturers of tires and rubber products, and is a Trustee of Leadership Cleveland, Bluecoats, Inc. and The 50 Club of Cleveland.

     Whitney Evans has been a Director since 1980. From 1980 to the present, Mr. Evans has been a private investor. From 1998 to 2000, Mr. Evans was a Director of Victory Technology, Inc. and was Chairman of the Board of Directors. Victory Technology, Inc. was an internet based distance learning company based in Sonoma, California. From 1983 to 1997, Mr. Evans was an officer and a Director of Pine Tree Investments, Inc., Cleveland, Ohio, a business and real estate investment firm.

     William M. Weber has been a Director since 1988. In 1994, Mr. Weber became President of Roundcap L.L.C. and a principal of Roundwood Capital L.L.P., a partnership that invests in public and private companies. From 1968 to 1994, Mr. Weber was President of Weber, Wood, Medinger, Inc., Cleveland, Ohio, a commercial real estate brokerage and consulting firm.

     Gerald B. Blouch has been President and a Director of the Company since November 1996. Mr. Blouch has been Chief Operating Officer since December 1994 and Chairman-Invacare International since December 1993. Previously, Mr. Blouch was President-Homecare Division from March 1994 to December 1994 and Senior Vice President-Homecare Division from September 1992 to March 1994. Mr. Blouch served as Chief Financial Officer of the Company from May 1990 to May 1993 and Treasurer of the Company from March 1991 to May 1993.

     John R. Kasich has been a Director since 2001. Mr. Kasich is a Managing Director of Lehman Brothers' investment banking group. He spent 18 years as a member of the House of Representatives of the United States Congress, and served as head of the House Budget Committee from 1995 to 2000. He was the chief architect of the Balanced Budget Act of 1997, which eliminated the federal budget deficits. As a committee chairman, he was the House's top negotiator with the White House over details of the plan, setting spending limits for all federal government agencies and cutting taxes. Mr. Kasich serves as a Director of Instinet Group Inc. (NasdaqNM), New York, New York, an electronic agency securities broker, and Worthington Industries, Inc. (NYSE), Columbus, Ohio, a diversified steel processor that focuses on steel processing and metals-related businesses. Mr. Kasich is also host of "From the Heartland" on the Fox News Channel.

     Dan T. Moore, III has been a Director since 1980. Mr. Moore is President of Dan T. Moore Co. since 1979 and is Chairman of two advanced materials manufacturing companies: Soundwich, Inc. since 1988 and Flow Polymers, Inc. since 1985. He has been a Director of Hawk Corporation (NYSE), Cleveland, Ohio, a supplier of friction products for brakes, clutches, and transmissions used in aerospace, industrial and specialty applications, since 1989. Mr. Moore is also a Trustee of the Cleveland Clinic Foundation.

     Joseph B. Richey, II has been a Director since 1980, and in 1992 was named President-Invacare Technologies and Senior Vice President-Electronic and Design Engineering. Previously, Mr. Richey was Senior Vice President-Product Development from 1984 to 1992, and Senior Vice President and General Manager-North American Operations from September 1989 to September 1992. Mr. Richey also serves as a Director of Steris Corporation (NYSE), Cleveland, Ohio, a manufacturer and distributor of medical sterilizing equipment, a Director of Royal Appliance Manufacturing Co. (NYSE), Cleveland, Ohio, a manufacturer of vacuum cleaners, Chairman of the Board of Directors and CEO of NeuroControl
Corporation, Cleveland, Ohio, a privately held company, which develops and markets electromedical stimulation systems for stroke patients, and is a member of the board of trustees for Case Western Reserve University.

     A. Malachi Mixon, III has been Chief Executive Officer since 1979 and Chairman of the Board since 1983. Mr. Mixon has been a Director of the Company since 1979 and also served as President until 1996, when Gerald B. Blouch, the Company's Chief Operating Officer, was elected President by the Company's Board of Directors. Mr. Mixon serves as a Director of The Lamson & Sessions Co.
(NYSE), Cleveland, Ohio, a supplier of engineered thermoplastic products, and The Sherwin-Williams Company (NYSE), Cleveland, Ohio, a manufacturer and distributor of coatings and related products. Mr. Mixon also serves as Chairman of the Board of Trustees of The Cleveland Clinic Foundation, Cleveland, Ohio, one of the world's leading academic medical centers.

     Michael F. Delaney has been a Director since 1986. From 1983 to the present, Mr. Delaney has been the Associate Director of Development of the Paralyzed Veterans of America, Washington, D.C.

     C. Martin Harris, M.D. was elected as a Director of the Company by the Board of Directors, pursuant to the Company's Amended Code of Regulations, in January 2003. Since 1996, Dr. Harris has been the Chief Information Officer and Chairman of the Information Technology Division of The Cleveland Clinic Foundation in Cleveland, Ohio and a Staff Physician for The Cleveland Clinic Hospital and The Cleveland Clinic Foundation Department of General Internal Medicine. Additionally, he has been Executive Director of e-Cleveland Clinic, a series of e-health clinical programs offered over the Internet, since 2000. Nationally, Dr. Harris serves as the Chairman of the National Health Information Infrastructure (NHII) Task Force of the Healthcare Information and Management Systems Society (HIMSS), the largest information and management systems society in the world. He is also the Chairman of the Foundation Board for the e-Health Initiative, a public policy and advocacy group that encourages the interoperability of information technology in healthcare.

     Bernadine P. Healy, M.D. has been a Director since 1996. Dr. Healy has been a Medical and Health Columnist for U.S. News & World Report since October 2002. Dr. Healy was President and CEO, American Red Cross from September 1999 to December 2001. From 1995 to August 1999, Dr. Healy served as the Dean and Professor of Medicine of the College of Medicine and Public Health of The Ohio State University, Columbus, Ohio. From 1994 to 1995, Dr. Healy served as Director of Health and Science Policy at The Cleveland Clinic Foundation, Cleveland, Ohio; and from 1991 to 1993, she served as Director of the National Institutes of Health in Bethesda, Maryland. From 1985 to 1991, Dr. Healy served as the Chairman of the Research Institute of The Cleveland Clinic Foundation, Cleveland, Ohio. Dr. Healy is a Trustee of the Battelle Memorial Institute in Columbus, Ohio. Dr. Healy also serves as a Director of Medtronic, Inc. (NYSE), a producer of cardiac pacemakers; Ashland, Inc. (NYSE), Covington, Kentucky, a company in specialized petroleum products; The Progressive Corporation (NYSE), Cleveland, Ohio, an automobile insurance company; and National City Bank (NYSE), Cleveland, Ohio, a financial holding company with assets over $100 billion, providing a full range of banking and financial services. Dr. Healy also has been a Medical Contributor for CBS News.


                            APPROVAL AND ADOPTION OF
                 THE INVACARE CORPORATION 2003 PERFORMANCE PLAN
                                  (Proposal 3)

     Both the Compensation, Management Development and Corporate Governance Committee and the entire Board of Directors have unanimously adopted, subject to shareholder approval, the Invacare Corporation 2003 Performance Plan (the "2003 Plan"). The 2003 Plan is designed to advance the interests of the Company and its shareholders by strengthening its ability to attract, retain and reward highly qualified non-employee Directors, executive officers and other employees, to motivate them to achieve business objectives established to promote the Company's long term growth, profitability and success, and to encourage their ownership of Common Shares. Equity compensation has been a long-standing and vital component of the Company's overall compensation philosophy; and the Company believes that equity based awards have helped to successfully incentivize key employees and Non-employee Directors to promote the interests of the Company and its shareholders. In addition, with the Company's strategic growth plan and acquisition activity, it is imperative that the Company have available incentives to attract and retain key management talent. Accordingly, the Compensation, Management Development and Corporate Governance Committee and your Board of Directors strongly believe that it is in the best interests of the Company and its shareholders to adopt the 2003 Plan.

     The 2003 Plan, if adopted, will supplement the Invacare Corporation 1994 Performance Plan (the "1994 Plan"), which expires by its terms on May 23, 2004. As of March 14, 2003, only 223,552 Common Shares remain available under the 1994 Plan for future grants. The Board of Directors expect that these limited number of available Common Shares will be granted by December 2003. It is anticipated that, if the shareholders adopt the 2003 Plan, certain awards thereunder may be granted prior to December 31, 2003. However, the recipients and the amount of such awards to be granted have not yet been determined. No awards can be made under the 2003 Plan unless and until the 2003 Plan has been approved by the Company's shareholders.

     In general, the 2003 Plan empowers the Company to grant stock options and stock appreciation rights and to make restricted stock grants, and other stock and performance-based grants and awards, to Non-employee Directors, executive officers and other employees of the Company and its subsidiaries.

     The 2003 Plan also is designed to enable the Company to provide certain forms of performance based compensation to senior executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) of the Code provides that, subject to certain exceptions, the Company may not deduct compensation paid to any one of certain executive officers in excess of $1 million in any one year. Section 162(m) excludes from the $1 million limitation on tax deductibility compensation that qualifies as performance based compensation meeting certain requirements. If the 2003 Plan is approved by shareholders, the Company expects that all stock options, stock appreciation rights and stock equivalent units paid in accordance with the 2003 Plan, and potentially certain grants of restricted stock and other stock-based grants made under the 2003 Plan, will be deductible as performance based compensation not subject to the $1 million limitation on deductibility. On April 1, 2003, the last sale price for the Company's Common Shares, as reported by the New York Stock Exchange, was $31.48 per share.

                            SUMMARY OF THE 2003 PLAN

     The principal features of the 2003 Plan are summarized below. The summary does not contain all information that may be important to you. You should read the complete text of the 2003 Plan which is set forth at Appendix A to this Proxy Statement.

     Plan Administration. The 2003 Plan will be administered by the Compensation, Management Development and Corporate Governance Committee of the Board of Directors (the "Committee"), a standing committee comprised entirely of Non-employee Directors that satisfy the requirements for "disinterested persons" under Rule 16b-3 of the Exchange Act; provided, however, that the Board of Directors may in its discretion administer the 2003 Plan, in which case the term "Committee" shall be deemed to be the Board of Directors. All employees and Non-employee Directors of Invacare and its subsidiaries will be eligible to be selected by the Committee for participation in the 2003 Plan.

     Authority of Committee. The Committee has authority to: select the participants who will receive awards, grant awards, determine the terms, conditions, and restrictions applicable to the awards (including the forms of agreements for such awards); determine how the exercise price is paid, modify or replace outstanding awards within the limits of the 2003 Plan, accelerate the date on which awards become exercisable, waive the restrictions and conditions applicable to awards, defer payout on awards and establish rules governing the 2003 Plan, including special rules applicable to awards made to participants who are foreign nationals or are employed outside the United States.

     The 2003 Plan establishes certain limits on the exercise price of awards, but not on the earn-out or vesting periods, or termination provisions in the event of termination of employment. Instead, the Committee is given broad authority to establish these terms in order best to achieve the purposes of the 2003 Plan.

     Within certain limits, the Committee may delegate its authority under the 2003 Plan to any other person or persons. Any decision made by the Committee in connection with the administration, interpretation and implementation of the 2003 Plan and of its rules and regulations will be, to the extent permitted by law, final and binding upon all persons. Neither the Committee nor any of its members is liable for any act taken by the Committee pursuant to the 2003 Plan. No member of the Committee is liable for the act of any other member.

     Number of Common Shares. The aggregate number of Common Shares that may be subject to awards, including incentive stock options, granted under the 2003 Plan during its term is 2,000,000 Common Shares, subject to certain adjustments. Class B Common Shares are not issuable under the 2003 Plan. Common Shares issued under the 2003 Plan may be either newly-issued shares or treasury shares. The assumption of obligations in respect of awards granted by an organization acquired by the Company, or the grant of awards under the 2003 Plan in substitution for any such awards, will not reduce the number of Common Shares available in any fiscal year for the grant of awards under the 2003 Plan.

     Common Shares subject to an award that is forfeited, terminated, or canceled without having been exercised (other than shares subject to a stock option that are canceled upon the exercise of a related stock appreciation right) will generally be available again for grant under the 2003 Plan, without reducing the number of Common Shares available in any fiscal year for grant of awards under the 2003 Plan.

     Adjustments. In the event of a recapitalization, stock dividend, stock split, reverse stock split, distribution to shareholders (other than cash dividends), or similar transaction, the Committee can adjust, in any manner that it deems equitable, the number and class of shares that may be issued under the 2003 Plan and the number and class of shares, and the exercise price, applicable to outstanding awards.

     Types of Awards. The 2003 Plan provides for the grant of stock options (incentive stock options or "non-qualified" stock options), restricted stock, stock appreciation rights, stock equivalent units, and other stock or performance-based incentives. These awards are payable in cash or Common Shares, or any combination thereof, as determined by the Committee.

     Grant of Awards. Awards may be granted singly or in combination or tandem with other awards. Awards also may be granted in replacement of other awards granted by the Company. If a participant pays all or part of the exercise price or taxes associated with an award by the transfer of Common Shares or the surrender of all or part of an award (including the award being exercised), the Committee may, in its discretion, grant a new award to replace the award or Common Shares that were transferred or surrendered. The Company also may assume awards granted by an organization acquired by the Company or may grant awards in replacement of any such awards.

     The repricing of any stock options or stock appreciation rights at a lower exercise price, whether by cancellation or amendment of the original grant, is expressly prohibited under the 2003 Plan.

     Certain Limits on Awards Under the 2003 Plan. The maximum aggregate number of Common Shares that may be granted under the 2003 Plan pursuant to all awards (i.e., restricted stock, stock appreciation rights, stock equivalent units, etc.), other than stock options, is 300,000 Common Shares. The term of each stock option shall be fixed by the Committee, but in no event shall the term exceed ten years after the date of grant. The exercise price of a stock option may not be less than 100% of the fair market value on the date of grant; provided, that up to 200,000 Common Shares for which non-qualified stock options may be granted may have an exercise price of not less than 75% of the fair market value on the date of grant, which is primarily intended to allow for the continuation of the Non-employee Directors, deferred compensation program described under "Compensation of Directors." The foregoing limits are subject to adjustment as described above.

     Certain Limits on Individual Awards. The maximum aggregate number of Common Shares for which stock options may be granted to any particular employee during any calendar year is 400,000 Common Shares. The maximum aggregate number of Common Shares for each of (i) stock appreciation rights, and (ii) other stock-based awards, respectively, which may be granted to any particular employee during any calendar year is 50,000 Common Shares (or 100,000 Common Shares in the aggregate). The foregoing limits also are subject to adjustment as described above.

     Payment of Exercise Price. The exercise price of a stock option (other than an incentive stock option), and any other stock award for which the Committee has established an exercise price may be paid in cash, by the transfer of Common Shares, by the surrender of all or part of an award (including the award being exercised), or by a combination of these methods, as and to the extent permitted by the Committee. The exercise price of an incentive stock option may be paid in cash, by the transfer of Common Shares, or by a combination of these methods, as and to the extent permitted by the Committee, but may not be paid by the surrender of an award. The Committee may prescribe any other method of paying the exercise price that is determined to be consistent with applicable law and the purpose of the 2003 Plan.

     Deferrals. The Committee may defer the payment of any grant or award, or permit participants to defer their receipt of payment, for such period or periods and on such terms and conditions as the Committee may specify. Deferrals may be in the form of cash or stock equivalent units, which may earn interest at a rate or rates specified by the Committee.

     Termination of Awards. The Committee may cancel any awards if the participant, without the Company's prior written consent, (i) within 18 months after the date a participant terminates employment with the Company renders services for an organization, or engages in a business, that is (in the judgment of the Committee) in competition with the Company, or (ii) discloses to anyone outside of Invacare, or uses for any purpose other than Invacare's business, any confidential information relating to the Company. In addition, the Committee may, subject to certain conditions in the 2003 Plan and in its discretion, require the participant to return the economic value of any award that the participant realized or obtained prior to and after such participant engaged in any of the above activities.

     Change in Control. In the event of a change in control of the Company, as defined in the 2003 Plan, unless the Board of Directors determines otherwise,
(i) all outstanding stock options and stock appreciation rights will become fully exercisable, and (ii) all restrictions and conditions applicable to restricted stock and other awards exercisable for Common Shares will be deemed to have been satisfied. Any other determination by the Board of Directors that is made after the occurrence of the change in control will not be effective unless a majority of the Directors then in office are "continuing directors" and the determination is approved by a majority of the "continuing directors" for this purpose (or is approved by a committee comprised solely of such "continuing directors"). "Continuing directors" are Directors who were in office prior to the change in control or were recommended or elected to succeed "continuing directors" by a majority of the "continuing directors" then in office (or by a committee comprised solely of such "continuing directors" then in office).

     Amendment, Effective Date, and Termination. The Board of Directors may amend, suspend, or terminate the 2003 Plan at any time. Shareholder approval for any such amendment will be required if the amendment results in an increase, subject to certain exceptions, in the maximum number of Common Shares that may be subject to awards granted under the 2003 Plan. The Committee may amend any outstanding award under the 2003 Plan to reduce the exercise price of any stock option or stock appreciation right, except in accordance with an adjustment described above.

     The 2003 Plan was unanimously approved by the Board of Directors as of March 13, 2003, but will not be effective until its adoption by the Company's shareholders and will remain in effect until May 21, 2013.

     Federal Income Tax Consequences of Awards. The anticipated income tax treatment, under current provisions of the Internal Revenue Code (the "Code"), of the grant and exercise of awards is as follows:

     Incentive Stock Options. In general, an employee will not recognize taxable income at the time an incentive stock option is granted or exercised provided the employee has been employed by the Company at all times from the date of grant until the date three months before the date of exercise (one year in the case of permanent disability). However, the excess of the fair market value of the Common Shares acquired upon exercise of the incentive stock option over the exercise price is an item of tax preference for purposes of the alternative minimum tax. If the employee exercises an incentive stock option without satisfying the employment requirement, the income tax treatment will be the same as that for a non-qualified stock option, described below. Upon disposition of the Common Shares acquired upon exercise of an incentive stock option, capital gain or capital loss will be recognized in an amount equal to the difference between the sale price and the exercise price, provided that the employee has not disposed of the Common Shares within two years of the date of grant or within one year from the date of exercise (a "Disqualifying Disposition"). If the employee disposes of the shares in a Disqualifying Disposition, the employee will recognize ordinary income at the time of the Disqualifying Disposition to the extent of the difference between the exercise price and the lesser of the fair market value of the shares on the date the incentive stock option is exercised or the amount realized in the Disqualifying Disposition. Any remaining gain or loss is treated as a capital gain or capital loss.

     The Company is not entitled to a tax deduction either upon the exercise of an incentive stock option or upon the disposition of the Common Shares acquired thereby, except to the extent that the employee recognizes ordinary income in a Disqualifying Disposition and subject to the applicable provisions of the Code.

     Non-Qualified Stock Options. In general, participants will not recognize taxable income at the time a stock option that does not qualify as an incentive stock option (a "Non-qualified Stock Option") is granted. However, an amount equal to the difference between the exercise price and the fair market value, on the date of exercise, of the Common Shares acquired upon exercise of the Non-qualified Stock Option will be included in the participant's ordinary income in the taxable year in which the Non-qualified Stock Option is exercised. Upon disposition of the Common Shares acquired upon exercise of the Non-qualified Stock Option, appreciation or depreciation from the tax basis of the shares acquired after the date of exercise will be treated as either capital gain or capital loss.

     Subject to the applicable provisions of the Code, including the deductibility limitations under Section 162 (m) of the Code, the Company generally will be entitled to a tax deduction in the amount of the ordinary income realized by the participant in the year the Nonqualified Stock Option is exercised. Any amounts includable as ordinary income to a participant in respect of a Non-qualified Stock Option will be subject to applicable withholding for federal income and employment taxes.

     Stock Appreciation Rights. The grant of stock appreciation rights will have no immediate tax consequences to the Company or the participant receiving the grant. In general, the amount of compensation that will be realized by a participant upon exercise of a stock appreciation right is equal to the difference between the grant date valuation of the Common Shares underlying the stock appreciation right and the fair market value of the stock or cash received on the date of exercise. The amount received by the participant upon the exercise of the stock appreciation rights will be included in the participant's ordinary income in the taxable year in which the stock appreciation rights are exercised. Subject to the applicable provisions of the Code, including the deductibility limitations under Section 162 (m) of the Code, the Company generally will be entitled to a deduction in the same amount in that year.

     Restricted  Stock.  Unless a participant makes an election under Section 83
(b) of the Code, the participant will recognize no income, and the Company will be entitled to no deduction at the time restricted stock is awarded to the participant. When the restrictions on the restricted stock lapse or are otherwise removed, the participant will recognize compensation income equal to the excess of the fair market value of the restricted stock on the date the restrictions lapse or are otherwise removed over the amount, if any, paid by the participant for the restricted stock, and, generally, the Company will be entitled to a deduction in the same amount subject to the applicable provisions of the Code, including the possible limitations under Section 162(m) of the Code. Dividends paid on restricted stock during any restriction period will, unless the participant has made an election under Section 83(b) of the Code, constitute compensation income to the participant receiving the dividends; and the Company generally will be entitled to a deduction in the same amount. Upon disposition of Common Shares after the restrictions lapse or are otherwise removed, any gain or loss realized by a participant will be treated as short-term or long-term capital gain or loss depending upon the period of time between the disposition and the earlier lapse or removal of the restrictions on those Common Shares.

     If an participant files an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days after the grant of restricted stock, the participant will, on the date of the grant, recognize compensation income equal to the excess of the fair market value of the Common Shares on that date over the price paid for those Common Shares, and the Company generally will be entitled to a deduction in the same amount, subject to the applicable provisions of the Code. Dividends paid on the stock thereafter will be treated as dividends for tax purposes, includable in the gross income of the participant and not deductible by the Company. Any gain or loss recognized by the participant on a disposition of restricted stock which was the subject of a Section 83(b) election, other than on a redemption by the Company, will be capital gain or loss. However, if the disposition is a forfeiture by the participant or a redemption by the Company at the initial price of the restricted stock, the disposition may constitute a "forfeiture" within the meaning of Section 83(b), in which event the participant would not be entitled to deduct any loss which otherwise would have been allowable. The potential for a nondeductible forfeiture loss on the forfeiture of restricted property is a risk a participant assumes by making a Section 83(b) election.

     Stock Equivalent Units. The grant of stock equivalent units will not have any immediate tax consequences to the participant receiving the stock equivalent units or to the Company. In general, at the time the Company pays any amount to the participant with respect to the stock equivalent units, the participant will recognize compensation income equal to the amount of that payment, and the Company will be entitled to a deduction in that amount, subject to the other applicable provisions of the Code, including the limitations under Section 162(m).

     Withholding Taxes. Prior to the payment of an award, the Company may withhold, or require a participant to remit to the Company, an amount of cash sufficient to pay any federal, state, and local taxes associated with the award. In addition, the Committee may permit participants to pay the taxes associated with an award (other than an incentive stock option) by the transfer of Common Shares, by the surrender of all or part of an award (including the award being exercised), or by a combination of cash and/or one of these methods.

     The discussion set forth above does not purport to be a complete analysis of all potential tax consequences relevant to recipients of awards under the 2003 Plan or the Company or to describe tax consequences based on particular circumstances. It is based on United States federal income tax law and interpretational authorities as of the date of this Proxy Statement, which are subject to change at any time. The discussion does not address state or local income tax consequences or income tax consequences for taxpayers who are not subject to taxation in the United States.

     New Plan Benefits. No stock options, stock appreciation rights or restricted stock have been granted under the 2003 Plan. Neither the Committee nor the Board of Directors has made any determinations as to any awards under the 2003 Plan, and, accordingly, the amount of any benefits related to any awards cannot be determined. For comparison purposes, the table below shows the awards that would have been made in 2002 under the 2003 Plan if it had been in effect. These awards are identical to the awards actually made in 2002 under the 1994 Plan.

                                                   NEW PLAN BENEFITS
                                       Invacare Corporation 2003 Performance Plan

                                                                                                 Restricted   Restricted
                                                                        Stock      Stock Option     Stock        Stock
                              Name and                                 Options        Award         Award
                         Principal Position                             (#)(1)        ($)(2)        (#)(3)       ($)(2)
 ------------------------------------------------------------------- ---------- -------------- ------------ ------------
 A. Malachi Mixon, III - Chairman and Chief Executive Officer          122,400      4,455,360       12,703      430,124
 Gerald B. Blouch - President and Chief Operating Officer               55,000      2,002,000        7,858      266,072
 Joseph B. Richey, II - President-Invacare Technologies and Senior
          Vice President-Electronic & Design Engineering                17,000        618,800            -            -
 Louis F.J. Slangen - Senior Vice President - Sales and Marketing       21,800        793,520        2,500       84,650
 Kenneth A. Sparrow - President-Invacare Europe                         12,500        455,000            -            -
 Executive Group                                                       351,600     12,466,292       35,289    1,189,530
 Non-Executive Director Group                                           24,298        821,134            -            -
 Non-Executive Employee Group                                          243,970      7,669,722        2,000       67,720
 --------

(1) Market-priced Options that vest 25% annually over the first four years and have a ten-year term.

(2) Determined by closing market value of Invacare common stock on the date of grant.

(3) Restricted stock awards in the amount of 30,789 vest 25% annually over the first four years and restricted stock awards in the amount of 6,500 vest 100% in two years after grant date, all awards have a ten-year term.

     Vote Required to Approve and Adopt the 2003 Plan. The proposal to approve and adopt the 2003 Plan requires the affirmative vote of a majority of the votes cast by the holders of Common Shares and the Class B Common Shares, voting as one class, present in person or by Proxy, and entitled to vote at the Annual Meeting. Shareholders who vote to abstain with respect to this proposal will be treated as present and entitled to vote, but will not be counted as a vote for purposes of this proposal. Accordingly, an abstention will have the effect of a negative vote. Broker non-votes are not counted as present for determining whether this proposal has been approved and have no effect on its outcome. No awards can be made under the 2003 Plan unless and until the 2003 Plan has been approved by the Company's shareholders.

       THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE
               "FOR" THE APPROVAL AND ADOPTION OF THE 2003 PLAN.


               SHARE OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

     Share ownership of certain beneficial owners. The following table sets forth, as of February 27, 2003 (except as noted in the footnotes below), the share ownership of each person or group known by the Company to beneficially own more than 5% of either class of shares of the Company:

                                                                                    Class B
                                                        Common Shares            Common Shares
                                                      beneficially owned       beneficially owned*
                                                    ---------------------     ---------------------
                                                    Number                    Number                  Percentage
   Name and business address                          Of                        of                      of total
      of beneficial owner                           Shares      Percentage    shares     Percentage   voting power
---------------------------------                   ------      ----------    ------     ----------   ------------

A. Malachi Mixon, III                             1,665,812        5.3%       703,912      63.3%          19.8%
One Invacare Way,
Elyria, Ohio 44035 (1)

Joseph B. Richey, II                                794,731        2.6%       376,262      33.8%          10.4%
One Invacare Way,
Elyria, Ohio 44035 (2)

Ariel Capital Management, Inc.                    5,854,561       19.3%          -           -            13.3%
200 E. Randolph Dr, Suite 2900,
Chicago, IL 60601 (3)(4)

FMR Corp.                                         2,144,220        7.1%          -           -             4.9%
82 Devonshire Street,
Boston, MA  02109 (3)(5)

Perkins, Wolf, McDonnell & Co.
310 South Michigan Ave., Suite 2600,
Chicago, IL  60604 (3)(6)                         2,048,650        6.8%          -           -             4.7%

AXA Financial, Inc.
1290 Avenue of the Americas
New York, NY  10104 (3)(7)                        1,858,463        6.1%          -           -             4.2%
---------

* Pursuant to the Articles, (i) all holders of Class B Common Shares are entitled to convert any or all of their Class B Common Shares to Common Shares at any time, on a share-for-share basis, and (ii) the Company may not issue any additional Class B Common Shares unless such issuance is in connection with share dividends on, or share splits of, Class B Common Shares.

(1) Mr. Mixon is Chairman of the Board of Directors and Chief Executive Officer of the Company. The Common Shares beneficially owned by Mr. Mixon include 900,744 Common Shares which may be acquired upon the exercise of stock options during the 60 days following February 27, 2003. For purposes of calculating the percentage of outstanding Common Shares beneficially owned by Mr. Mixon and his percentage of total voting power, the Common Shares which he had the right to acquire during that period by exercise of stock options are deemed to be outstanding. The number of shares shown as beneficially owned by Mr. Mixon also includes 5,840 Common Shares held in the name of Roundwood Capital L.L.P., which represent his ownership interest in Roundwood Capital L.L.P. The number of shares shown as beneficially owned by Mr. Mixon does not include 49,155 Common Shares which have been transferred into two family trusts. The number of shares shown as beneficially owned by Mr. Mixon also does not include 188,532 Common Shares which have been transferred into two trusts for the benefit of his two adult children. Mr. Mixon disclaims beneficial ownership of such shares.

(2) Mr. Richey is President-Invacare Technologies, Senior Vice President-Electronic and Design Engineering and a Director of the Company. The Common Shares beneficially owned by Mr. Richey include 183,575 Common Shares which may be acquired upon the exercise of stock options during the 60 days following February 27, 2003. For purposes of calculating the percentage of outstanding Common Shares beneficially owned by Mr. Richey and his percentage of total voting power, the Common Shares which he had the right to acquire during that period by exercise of stock options are deemed to be outstanding.

(3) The number of Common Shares beneficially owned is based upon a Schedule 13G by such holder filed to reflect share ownership as of December 31, 2002.

(4) The Schedule 13G was filed by Ariel Capital Management, Inc., which has sole voting power with respect to 5,339,011 of the 5,854,561 Common Shares held, and sole dispositive power with respect to 5,852,311 of the 5,854,561 Common Shares held.

(5) The Schedule 13G was filed by FMR Corp., which has sole voting power with respect to 1,520 of the 2,144,220 Common Shares held, and sole dispositive power with respect to all 2,144,220 of the Common Shares held.

(6) The Schedule 13G was filed by Perkins, Wolf, McDonnell & Co., which has sole voting power and sole dispositive power with respect to 1,300 of the 2,048,650 Common Shares held.

(7) The Schedule 13G was filed by AXA Financial, Inc., which has sole voting power with respect to 1,221,386 of the 1,858,463 Common Shares held, and sole dispositive power with respect to 928,763 of the 1,858,463 Common Shares held.

     Share ownership of management. The following table sets forth, as of February 27, 2003, the share ownership of all Directors, each of the Named Executive Officers (as defined below) and all Directors and executive officers as a group:

                                                Common Shares         Class B Common Shares
                                              beneficially owned       beneficially owned**
                                           ----------------------     ----------------------
                                                                                                    Percentage
                                            Number                     Number                        of total
 Name of beneficial owner                  of shares    Percentage    of shares    Percentage      voting power
 ------------------------                  ---------    ----------    ---------    ----------      ------------
 Gerald B. Blouch (4)......................  463,833        1.5%          -            -                1.1%
 James C. Boland (4).......................   26,455          *           -            -                 *
 Michael F. Delaney (4)....................   14,890          *           -            -                 *
 Whitney Evans(4)..........................   39,727          *           -            -                 *
 Bernadine P.  Healy (4)...................   30,056          *           -            -                 *
 John R. Kasich (4)........................   10,324          *           -            -                 *
 A. Malachi Mixon, III (1).................1,665,812        5.3%       703,912      63.3%              19.8%
 Dan T. Moore, III (4).....................  172,764          *           -            -                 *
 E. P. Nalley (3)(4).......................   84,291          *           -            -                 *
 Joseph B. Richey, II (2)..................  794,731        2.6%       376,262      33.8%              10.4%
 Louis F.J. Slangen (4)....................  134,520          *           -            -                 *
 Kenneth A. Sparrow (4)....................   24,125          *           -            -                 *
 William M. Weber (4)......................   81,867          *           -            -                 *
 All executive officers and Directors
 as a group (20 persons)(4)................3,662,904       11.4%     1,080,174      97.1%              33.0%
 ---------
                                       12

*    Less than 1%.
** Pursuant to the Articles, (i) all holders of Class B Common Shares are entitled to convert any or all of their Class B Common Shares to Common Shares at any time, on a share-for-share basis, and (ii) the Company may not issue any additional Class B Common Shares unless such issuance is in connection with share dividends on, or share splits of, Class B Common Shares.

(1)  See Footnote 1 to the preceding table.

(2)  See Footnote 2 to the preceding table.

(3) Mr. Nalley is a Director of the Company. Of the Common Shares listed as beneficially owned by Mr. Nalley, 83,560 are owned by trusts for the benefit of Mr. Nalley.

(4) The Common Shares beneficially owned by the Company's executive officers and Directors as a group include an aggregate of 1,795,697 Common Shares which may be acquired upon the exercise of stock options during the 60 days following February 27, 2003. For purposes of calculating the percentage of outstanding Common Shares beneficially owned by the Company's executive officers and Directors as a group and their percentage of total voting power, Common Shares which they had the right to acquire during said period by exercise of stock options are deemed to be outstanding. The number of Common Shares that may be acquired during such period by the exercise of stock options for the noted individuals is as follows: Mr. Blouch, 389,840 shares; Mr. Boland, 25,455 shares; Mr. Delaney, 3,890 shares; Mr. Evans, 10,239 shares; Dr. Healy, 25,056 shares; Mr. Kasich, 10,324 shares; Mr. Moore, 14,774 shares; Mr. Nalley, 1,750 shares; Mr. Slangen, 107,100 shares; Mr. Sparrow, 24,125 shares; and Mr. Weber, 2,500 shares.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and Directors and persons who own 10% or more of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "Commission"). Executive officers, Directors and beneficial holders of more than 10% of the Company's Common Shares are required by the Commission regulations to furnish the Company with copies of all Forms 3, 4 and 5 that they file.

     Based solely upon the Company's review of the copies of such forms it has received, the Company believes that all of its executive officers, Directors and beneficial holders of more than 10% of the Company's Common Shares complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2002, except the disposal of (i) 1,299 Common Shares on March 8, 2002, (ii) 10,000 Common Shares on June 4, 2002, (iii) 14,400 Common Shares on June 5, 2002, (iv) 1,200 Common Shares on June 7, 2002, (v) 2,000 Common Shares on June 11, 2002, and (vi) 2,400 Common Shares on June 13, 2002, by Dan T. Moore, III, all of which were reported on a Form 4, dated April 3, 2003.


     INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held four meetings during the fiscal year ended December 31, 2002. The Board of Directors has an Audit Committee; a
Compensation, Management Development and Corporate Governance Committee; a Nominating Committee; and an Investment Committee. The Board of Directors and each of its Committees is currently reviewing their respective responsibilities, obligations and committee charters to comply with the Sarbanes-Oxley Act of 2002 and the proposed corporate governance listing standards of the New York Stock Exchange upon the adoption of final rules and listing standards. During the last fiscal year, each Director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period he or she served as a Director and (ii) the total number of meetings held by Committees of the Board on which he or she served.

     The Audit Committee reviews the activities of the Company's independent and internal auditors and various company policies and practices. The members of the Audit Committee are James C. Boland, Dan T. Moore, III and William M. Weber. Each of the members of the Audit Committee satisfies the independence and financial literacy requirements of the New York Stock Exchange. The Audit Committee met four times during the last fiscal year. The Compensation, Management Development and Corporate Governance Committee approves the grant of stock options and reviews and determines the compensation of certain key executives. The Committee met twice during the last fiscal year. The Nominating Committee recommends candidates for election as Directors of the Company and will consider all qualified nominees recommended by shareholders. Such recommendations should be sent to Bernadine P. Healy, M.D., Chairman of the Nominating Committee, Invacare Corporation, One Invacare Way, P.O. Box 4028, Elyria, Ohio 44036-2125. The Nominating Committee did not meet during the last fiscal year. The Investment Committee, which met twice during 2002, monitors the status of investments of the Invacare Retirement Savings Plan and investments made by the Company's captive insurance subsidiary.


          COMPENSATION, MANAGEMENT DEVELOPMENT AND CORPORATE GOVERNANCE
                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation, Management Development and Corporate Governance Committee of the Board of Directors (the "Committee") is responsible for reviewing the Company's existing and proposed executive compensation plans and making determinations regarding the contents of these plans and the awards to be made thereunder. The current members of the Committee are James C. Boland (Chairman), Whitney Evans, Bernadine P. Healy, M.D. and William M. Weber, all of whom are non-employee Directors of the Company.

     Set forth below is a discussion of the Company's compensation philosophy, together with a discussion of the factors considered by the Committee in determining the 2002 compensation of the Company's Named Executive Officers.

     The Committee has determined that the Company, as a performance-driven business, should reward outstanding financial results with commensurate compensation. The Committee's strategy for carrying out this philosophy is to attempt to link both annual and long-term executive compensation with the Company's financial and operating performance. The Committee also recognizes the importance of maintaining compensation at competitive levels in order to attract and retain talented executives.

     In order to gauge the competitiveness of the Company's executive compensation levels, the Committee receives market data from an independent consulting firm regarding executive compensation paid by other companies having similar annual revenues, as well as larger employers with which the Company must compete for talent ("Comparable Employers"). The Committee relies on its independent consultant to identify a representative group of potentially competitive employers. In determining the group of Comparable Employers, the independent consultant assembled market data on companies having similar projected revenues, with particular emphasis on durable goods manufacturers. In addition, larger employers are surveyed, as the Committee believes they are also significant competitors for executive talent. Thus, the Committee and its independent consultant believe that the Company's most direct competitors for executive talent are not necessarily the companies that would be included in the peer group established to compare shareholder returns. The data is then reviewed and adjusted for the scope of the position within the Company as compared to the equivalent responsibilities of the survey data.

     The Committee also considers recommendations from the consulting firm on various facets of the Company's executive compensation program. In general, base salaries are established at market median levels for comparable positions but an opportunity for significantly higher compensation is provided through annual cash bonuses. These opportunities are dependent upon material, year-to-year improvement in earnings per share. In addition, long-term compensation is awarded in the form of stock options or in other forms deemed appropriate by the Committee in order to provide key executives with competitive financial benefits, to the extent that shareholder value is enhanced.

     Annual Base Salary. Since the Company has determined to link overall compensation with financial performance, the base salary ranges for its executives are targeted on an annual basis at approximately the 50th percentile of ranges established by Comparable Employers for executives having similar responsibilities. The Committee receives annual survey information from the independent consultant and also reviews annual recommendations from the Chief Executive Officer (CEO) in order to establish appropriate salary levels for each of the executive officers (other than the CEO). The Committee takes into account whether each executive met key objectives in both financial and operating categories, as well as consideration of potential future contributions. A determination also is made as to whether the base salary provides an appropriate reward and incentive for the executive to sustain and enhance the Company's long-term superior performance. Important financial performance objectives (some of which may not be applicable to all executives) include net sales, income from operations, cost controls, earnings before income tax, earnings per share, return on assets and return on net assets employed. Operating objectives vary for each executive and typically change from year-to-year. Financial and operating objectives are considered subjectively in the aggregate and are not specifically weighted in assessing performance. Increases in 2002 base salaries were based on the subjective judgment of the Committee taking into account the CEO's input regarding each executive's achievement of applicable 2001 operating and financial objectives and the targeted salary ranges as determined by the market study received from the independent consultant. Resulting base salaries for the Company's executives, including the CEO, were slightly above the targeted range.

     In determining the CEO's base salary for 2002, the Committee took into account the survey results regarding a 50th percentile salary range of chief executive officers at Comparable Employers, as well as the financial performance objectives described above. The Committee noted that, under the CEO's leadership, key manufacturing consolidation occurred in the United States, Europe, and Australia in the past few years. These activities allowed the Company to grow market share and extend current product lines, complement existing businesses, utilize its distribution strength, streamline operations and expand its geographic presence. The Committee also noted that the CEO was instrumental in the successful restructuring of the Company's European operations in late 2001. As a result of the restructuring, the Company has been able to expand its European presence and product lines and is positioning itself to meet the challenges and opportunities of the current European market. Additionally, the CEO has backed a strong commitment to reenergize the Company's research and development activities. As a direct benefit of this increased commitment, the Company successfully introduced a number of new and/or improved products into the marketplace in 2002. The CEO continued his role as the leading industry spokesperson on behalf of the home medical equipment industry, putting Invacare in a position to help shape public policy instead of being forced to react to policy changes. The Committee noted the initiatives currently being considered in Washington D.C., due to his efforts. Progress also was made in meeting the Company's long-term strategic objectives that are set by management and reviewed by the Board each year. It is the Committee's opinion that these objectives are a key to the ongoing success of the Company. They also reflect the CEO's strong understanding of the industry and what is required to continue to sustain superior financial and operating performance. The Committee also believes that the CEO has instituted actions that keep the Company's strategic direction in line with the ever-changing marketplace in which the Company operates. This includes his leadership role in identifying strategic initiatives that need to be accelerated to keep the Company competitive and recognizing the costs and benefits associated with these initiatives. The Committee noted that the CEO spearheaded the drive to enhance the Company's brand recognition with several initiatives, including the addition of a multi-faceted program featuring Arnold Palmer as the Company's spokesperson. Additionally, the CEO has assumed a proactive role in addressing corporate governance issues presented by the Sarbanes-Oxley Act of 2002. As a result, the Company is well prepared to continue to comply with applicable corporate governance regulations and standards. These accomplishments and consideration of potential future contributions resulted in the CEO's base salary slightly exceeding the targeted 50th percentile salary range.

     Annual  Cash  Bonus.   Consistent   with  its  philosophy   that  executive
compensation should be linked with the Company's financial performance, the Committee has determined that annual total cash compensation (salary plus bonus) should be targeted at the 75th market percentile of Comparable Employers when the Company meets commensurately challenging financial goals, as previously outlined, in addition to subjective factors as the Committee deems appropriate.

     With the assistance of the independent consultant, the Committee has determined (and annually reviews) the appropriate bonus targets for each executive officer (as a percentage of his or her salary) so that annual total cash compensation for such executive officer will reach the 75th market percentile if targeted earnings per share objectives are achieved, but with unlimited potential. During this process, the Committee also may determine that an executive's performance (taking into account the same factors discussed above with respect to base salary) and level of responsibilities warrant a change in the bonus target percentage from the market norm.

     Each year, the Committee considers the recommendation from the CEO regarding the appropriate target for that year's earnings per share at which target bonuses will be earned. Under normal conditions, no bonuses are payable if earnings per share before unusual or non-recurring charges does not improve over the prior year and bonuses increase on a linear basis if earnings per share exceeds the targeted level. Targeted earnings per share before unusual items is generally set at a level which the Committee believes is challenging but achievable, and when achieved, the executives are deserving of compensation at the 75th market percentile. Actual earnings per share did improve over 2001, but internal targets established for the year were not met. As a result, no bonuses were paid to the key executives for 2002 and the total cash compensation paid for 2002 was below the targeted 75th market percentile as determined by the Committee.

     The CEO's annual cash bonus was targeted to approximate the 75th percentile of total cash compensation paid to chief executive officers by Comparable Employers if the Company's earnings per share objective set by the Committee was achieved. In determining the level of total cash compensation to be targeted for the CEO in 2002, the Committee took into account the same factors and events described above under "Annual Base Salary." Similar to the Company's other executive officers, the CEO did not receive a cash bonus for 2002 because internal targets were not met.

     Survey data from the independent consultant indicates that the Company's annual executive bonuses as a percent of net income at target levels remain competitive with Comparable Employers with comparable performance.

     Long-Term Compensation Program. The Company's long-term compensation program is based on the award of stock options and selective restricted stock awards, as well as other forms of stock and performance-based incentives deemed appropriate by the committee. Total long-term compensation is targeted at approximately the 75th percentile for long-term compensation by Comparable Employers but with unlimited potential. Stock options generally are issued as non-qualified options under the Invacare Corporation 1994 Performance Plan, are granted at market price, vest in accordance with a schedule established by the Committee (generally over four years) and expire after ten (10) years.

     Each year, the Committee determines the appropriate percentage of each executive's salary which should be targeted as long-term compensation. The targeted percentage of salary and the stock compensation proposed for each executive officer also may be affected by the factors previously described in establishing base salaries. The stock compensation granted to each executive officer is determined based upon the previously agreed upon target level for long-term compensation and upon the projected value of the stock compensation as reflected by a valuation formula recommended by the independent consultant. The stock compensation granted to each executive in 2002 was based on the subjective judgment of the Committee, taking into account the CEO's comments regarding the executive's achievement of the applicable 2001 operating and financial objectives (as described above under "Annual Base Salary") and the targeted range for long-term compensation. No particular weight was assigned to any one operating or financial objective. Outstanding stock compensation held by an executive officer is generally not considered when the Committee determines the new stock compensation to be granted. Utilizing the valuation formula recommended by the Company's independent consultant, the stock compensation granted to the Company's executives (including the CEO) resulted in a value of long-term compensation at or near the targeted range for each executive.

     The Committee awarded stock compensation to the CEO in 2002 based upon the foregoing targets and formula and taking into account the same factors and events utilized in establishing the CEO's base salary for the year.

     The Company made stock compensation grants (either in the form of stock options or restricted stock) in March and August of 2002 with respect to long-term compensation payable with respect to 2002.

     In March 2000, the Committee approved a special stock option grant to the CEO. The grant vests over four years depending upon the completion of specific goals related to succession planning. During 2002, the Committee determined that the established goals had been met to allow the second year's vesting.

     Other Matters. After many discussions with the CEO and other executive officers, the Committee determined that the Company faced a significant risk because of the valuable skill sets and experience of the Company's President and COO, Gerald B. Blouch, and the critical need to retain and incentivize him to continue his long-term employment with the Company. After careful consideration, and based upon the recommendation of the CEO, the Committee determined that a special severance protection arrangement for Mr. Blouch was appropriate and in the best interests of the Company. After input from an independent compensation consultant, including confirmation as to the reasonableness of the terms thereof, the Committee unanimously approved a special retention arrangement for Mr. Blouch in August 2002. For a description of the arrangement, see "Termination of Employment and Change in Control Arrangements."

     Section 162(m) of the Internal Revenue Code generally provides that certain compensation in excess of $1 million per year paid to a public company's chief executive officer and any of its four other highest paid executive officers is not deductible to the company unless the compensation qualifies for an exception. Section 162(m) provides an exception to the deductibility limit for performance-based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goal, are satisfied. The Committee believes that grants of stock options under the Company's long-term compensation plans qualify for full deductibility under
Section 162(m). Restricted stock grants paid to key executive officers may not qualify for the exception for performance-based compensation. At this time, based upon the Company's current compensation structure, the Committee believes that it is in the best interests of the Company and its shareholders for the Committee to retain flexibility in awarding incentive compensation in the form of restricted stock grants that may not qualify for the exception for performance-based compensation. The Committee will continue to review and evaluate, as necessary, the impact of Section 162(m) on the Company and intends to make a determination with respect to this issue on an annual basis.

                                        COMPENSATION, MANAGEMENT DEVELOPMENT AND
                                        CORPORATE GOVERNANCE COMMITTEE

                                        James C. Boland, Chairman
                                        Whitney Evans
                                        Bernadine P. Healy, M.D.
                                        William M. Weber

                       COMPENSATION OF EXECUTIVE OFFICERS

     The table below shows information for the three years ended December 31, 2002 concerning the annual and long-term compensation for services in all capacities to the Company of the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers") for the year ended December 31, 2002.

                           SUMMARY COMPENSATION TABLE


                                            Annual Compensation                   Long-Term Compensation
                                  -------------------------------------------  --------------------------- ------------
                                                                   Other
                                                                   Annual                                    All Other
                                                                   Compen-      Securities    Restricted      Compen-
            Name and                        Salary      Bonus      sation       Underlying       Stock        sation
       Principal Position           Year      ($)        ($)       ($)(1)       Options (#)  Awards ($)(2)    ($) (3)
 -------------------------------- ------- ---------- ---------- ------------- ------------- -------------- ------------
 A. Malachi Mixon, III              2002    903,000      -         15,590           122,400    430,124         366,471
      Chairman and Chief            2001    860,000      -           -              112,800    461,198         379,913
      Executive Officer             2000    770,000    760,958       -              391,300       -             91,532

 Gerald B. Blouch                   2002    559,000      -         39,504            55,000    266,072         117,284
      President and                 2001    532,000      -           -               50,600    284,544         141,168
      Chief Operating Officer       2000    475,000    451,250       -              163,300       -            156,679

 Joseph B. Richey, II               2002    355,000      -         43,587            17,000       -             42,660
      President-Invacare            2001    341,000      -           -               15,800       -             60,043
      Technologies and Senior       2000    325,000    243,750       -               21,000       -             74,477
      Vice President-Electronic
      & Design Engineering

 Louis F.J. Slangen                 2002    315,000      -         11,572            21,800    84,650           63,649
      Senior Vice President -       2001    300,000      -           -               20,000       -             69,921
      Sales and Marketing           2000    265,000    165,625       -               21,000       -             83,220

 Kenneth A. Sparrow,                2002    223,005    101,852     41,100            12,500       -             37,730
     President-Invacare Europe      2001    125,334     34,155     20,301            15,500       -              8,860
                                    2000     90,000      3,403      2,977             8,000       -              8,583
 -------

(1) Amount for Mr. Richey includes $15,587 related to the personal use of a company provided vehicle and $28,000 in lease-buy out proceeds related to a company leased vehicle. Amount for Mr. Sparrow includes $39,830 for company funded housing and $1,270 related to the personal use of a company provided vehicle.

(2) As described under "Compensation, Management Development and Corporate Governance Committee Report on Executive Compensation," the Company granted 23,061 restricted stock awards on March 8, 2002 that related to special long-term compensation. The awards to Messrs. Mixon and Blouch vest 25% annually, beginning March 31, 2003 while the award to Mr. Slangen vests 100% on March 31, 2004, and dividends accrue based on the total shares awarded as of the date granted. The value of the restricted awards is equal to the amounts disclosed above and is based on the stock price on the date of grant. The number of restricted stock awards held by Messrs. Mixon, Blouch and Slangen at the end of last year was 21,455, 13,258 and 7,650 respectively.

(3) The amounts disclosed in this column include: (a) Company contributions in the amount of $12,000 for each of Messrs. Mixon, Blouch, Richey and Slangen under the Invacare Retirement Savings Plan, a defined contribution plan;
     (b) Company contributions in the amounts of $42,020, $21,270, $9,160, and $5,570 for Messrs. Mixon, Blouch, Richey and Slangen, respectively, under the Company's 401(k) Plus Benefit Equalization Plan, a defined contribution plan; (c) the payment of premiums on group term life insurance policies of $7,524, $4,118, $1,806 and $1,741 for Messrs. Mixon, Blouch, Richey and Slangen, respectively; (d) the dollar value of compensatory split-dollar life insurance benefits, under the Company's Executive Life Insurance Plan, in the amounts of $71,449, $17,666 and $41,101 for Messrs. Blouch, Richey and Slangen, respectively (Mr. Mixon is not covered by a split-dollar life insurance benefit); (e) payments by the Company, related to premiums under the Company's Executive Disability Income Plan, in the amounts of $8,447,

     $2,028, $3,237 and $1,161 for Messrs. Blouch, Richey, Slangen and Sparrow, respectively (Mr. Mixon does not participate in the Company's Executive Disability Income Plan); (f) payment by the Company for the premium of a disability insurance policy for Mr. Mixon amounting to $7,730; (g) Company foreign pension plan contributions on behalf of Mr. Sparrow of $29,833; (h) payment by the Company for salary continuation insurance of $6,736 for Mr. Sparrow; and (i) 20% vested portion of the Company's one-time contribution on behalf of Mr. Mixon for his non-participation in the Executive Life Insurance Plan since its inception equal to $297,197.


                      EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information as of December 31, 2002 about our common stock that may be issued upon the exercise of options, warrants and rights granted under all of our existing equity compensation plans, including the Invacare Corporation 1994 Performance Plan and the 1992 Non-Employee Directors Stock Option Plan, each as amended.

                                                                                          Number of securities
                                       Number of securities      Weighted-average        remaining available for
                                         to be issued upon      exercise price of         future issuance under
                                            exercise of            outstanding          equity compensation plans
                                       outstanding options,     options, warrants         (excluding securities
 Plan Category                         warrants and rights         and rights            reflected in column(a))
 -------------                         -------------------         ----------            -----------------------
                                                (a)                    (b)                          (c)
 Equity compensation plans approved
 by security holders...................      4,257,422                $25.23                   296,860 (1)

 Equity compensation plans not
 approved by security holders..........         16,505 (2)                --                        --

 Total.................................      4,273,927                $25.23                   296,860
 -------

(1) Entire amount represents shares available under the Invacare Corporation 1994 Performance Plan. In March of 2003, the Board of Directors amended the Invacare Corporation 1994 Performance Plan such that 200,000 of the securities remaining available for future issuance can only be granted at an exercise price of not less than market value and for a term of not more than ten years.

(2) Represents phantom share units in the Invacare Corporation 401(k) Plus Benefit Equalization Plan.

     The Invacare Corporation 401(k) Plus Benefit Equalization Plan, created in March of 1994, is a non-qualified contributory savings plan for highly compensated associates. The program is offered to allow participants to defer compensation above the amount allowed in the Invacare Retirement Savings Plan, the Company's qualified retirement plan, and provides the ability for additional pre-tax savings opportunities. In addition to individual deferrals, Invacare provides a matching contribution and a quarterly contribution. The Plan works in tandem with the Invacare Retirement Savings Plan, in that funds may be transferred to the qualified plan on an annual basis, as determined by IRS limitations. Participants may allocate contributions among an array of funds, including Invacare Common Shares, representing a full range of risk/return profiles. The earnings in the deferral accounts are based on the net earnings of the underlying fund, thus participant accounts are credited with hypothetical appreciation, depreciation and dividends. Participants do not have any direct interest or ownership of the funds. Participant's contributions are always 100% vested in the plan and employer contributions vest according to a 5 year graduated scale. All distributions from the plan are in the form of cash.

                            COMPENSATION OF DIRECTORS

     The Company paid all Directors who were not employees ("Non-employee Directors") a $26,000 annual retainer, $2,000 per Board meeting attended and $1,000 per committee meeting attended, or $1,500 per committee meeting if committee chairman. Further, Non-employee Directors are eligible to defer compensation payable by the Company for their services as a Director pursuant to the Invacare Corporation 1994 Performance Plan. In addition, all Non-employee Directors received stock option grants to acquire up to 1,000 shares vesting over a four-year term. Messrs. Boland, Delaney, Evans, Healy, Kasich and Moore elected to defer $37,000, $3,500, $16,650, $37,500, $35,000 and $18,500 respectively of their 2002 compensation and were issued stock options at a 25% discount in accordance with the 1994 Plan.


                        OPTION GRANTS IN LAST FISCAL YEAR

          The following table shows, for the Named Executive Officers, the stock options granted in 2002, all of which were granted under the Invacare Corporation 1994 Performance Plan.

                                         Individual Grants
                          ------------------------------------------------------
                              Number      % of Total                                    Potential Realizable Value
                                of          Options      Exercise                         at Assumed Annual Rates
                             Securities    Granted to      Price                        of Share Price Appreciation
                             Underlying     Employees       (3)                              for Option Term (1)
                              Options       in Fiscal      ($ per     Expiration   -------------------------------------
          Name             Granted (2)(#)      Year        Share)        Date             5% ($)               10%($)
-------------------------- --------------- ------------- ----------- ------------- -------------------------------------
A. Malachi Mixon, III             122,400         19.7%       36.40       9/30/12        2,802,000            7,101,000
Gerald B. Blouch                   55,000          8.9%       36.40       9/30/12        1,259,000            3,191,000
Louis F.J. Slangen                 21,800          3.5%       36.40       9/30/12          499,000            1,265,000
Joseph B. Richey, II               17,000          2.7%       36.40       9/30/12          389,000              986,000
Kenneth A. Sparrow                 12,500          2.0%       36.40       9/30/12          286,000              725,000

All Shareholders (4)                  N/A           N/A         N/A           N/A      699,500,000        1,782,800,000
--------

(1) Potential Realizable Value is based on assumed annual growth rates for the term of the option. The assumed rates of 5% and 10% are set by the Commission and are not intended to be a forecast of the Company's Common Share price. There is no assurance that the value realized will be at or near the value estimated in the Potential Realizable Value applied to value the stock options. Actual gains, if any, on stock options exercised are dependent on the actual performance of the stock.

(2) Options become 100% exercisable on September 30, 2006 and vest over four years at a rate of 25% per year, commencing in 2003.

(3) The exercise price is equal to the fair market value of the Company's Common Shares as of the date of grant.

(4) The potential gain realizable by all shareholders (based on 29,839,586 Common Shares and 1,112,023 Class B Common Shares outstanding at the exercise price of $36.40 per share as of the grant date of August 21, 2002) at 5% and 10% assumed annual growth rates over a term of 10 years is provided as a comparison to the potential gain realizable by the Named Executive Officers at the same assumed annual rates of appreciation in share value over the same 10-year term. The value of a Common Share would appreciate to approximately $59.00 and $94.00 per share at the assumed 5% and 10% annual growth rates, respectively.

     Each of the options issued under the Company's stock option plans includes a provision which provides that the option shall become immediately exercisable (notwithstanding any vesting schedule otherwise contained in the option) upon the commencement of a tender offer for the Company's Common Shares or at any time within 90 days prior to a dissolution, liquidation or certain mergers or consolidations of the Company. Upon the occurrence of such a merger or consolidation, the option shall be subject to such adjustment or amendment as the Compensation, Management Development and Corporate Governance Committee of the Board of Directors deems appropriate and equitable. Under the terms of the Company's stock option plans, such Committee also may grant reload options under such circumstances as it deems appropriate.


                    OPTION EXERCISES AND YEAR-END VALUE TABLE

     The table below shows information with respect to options exercised by, and the value of unexercised options under the Company's stock option plans for, the Named Executive Officers.

                       Aggregated Option Exercises in 2002
                       and Option Value at Year-End 2002

                               Number of                    Number of Securities      Value of Unexercised In-the-
                                 Shares       Value        Underlying Unexercised           Money Options at
                              Acquired on    Realized      Options at 12/31/02 (#)             12/31/02 (2)
Name                          Exercise (#)   (1) ($)     Exercisable Unexercisable   ($)Exercisable  Unexercisable
-------------------------- --------------- ------------ ------------ --------------  --------------- --------------
A. Malachi Mixon, III          67,800       1,460,433      857,275     546,675          9,251,608       3,431,192
Joseph B. Richey, II           50,540       1,169,426      200,575      51,125          2,516,352         230,900
Gerald B. Blouch               15,800         347,600      389,750     259,350          4,389,252       1,673,148
Louis F.J. Slangen               -              -          101,650      58,750            962,154         225,901
Kenneth A. Sparrow               -              -           22,625      31,875            208,453          79,997

(1) Represents the difference between the option exercise price and the closing price of the Common Shares on the NYSE on the date of exercise.

(2) The "Value of Unexercised In-the-Money Options at 12/31/02" is equal to the difference between the option exercise price and the closing price of $33.30 of a Common Share on the NYSE on December 31, 2002.

                      SHAREHOLDER RETURN PERFORMANCE GRAPHS

     The following graph compares the yearly cumulative total return on the Company's Common Shares against the yearly cumulative total return of the companies listed on the Standard & Poor's 500 Stock Index, the Russell 2000 Stock Index and the S&P Supercomposite Health Care Equipment & Supplies Index (S15HCEQ).

                1997    1998    1999    2000    2001    2002
                ----    ----    ----    ----    ----    ----
Invacare         100     111      93     159     156     155
S&P 500          100     127     151     136     120      91
Russell 2000     100      97     116     111     113      88
S15HCEQ          100     136     128     183     178     154

                [GRAPHIC OMITTED]

* The S&P Supercomposite Health Care Equipment & Supplies Index is a capitalization-weighted average index comprised of health care companies in the S&P 1500 Index. This index contains companies that are affected by many of the same health care trends as Invacare.

     The above graph assumes $100 invested on December 31, 1997 in the Common Shares of Invacare Corporation, S&P 500 Index, Russell 2000 Index and the Morgan Stanley Healthcare Product Index, including reinvestment of dividends, through December 31, 2002.

                                  PENSION PLANS

     The Company has established a Supplemental Executive Retirement Plan for certain executive officers to supplement other savings plans offered by the Company to provide a specific level of replacement compensation for retirement. The annual benefit is a single-life annuity in an amount equal to a portion of final earnings (maximum is 50% at 15 years of service). This annual benefit is reduced by the annual value of the Company contributions to the qualified Invacare Retirement Savings Plan, Company contributions to the nonqualified Invacare Corporation 401(k) Plus Benefit Equalization Plan, and one-half of the annual Social Security benefit plus other offsets. The plan is a nonqualified plan and therefore, the benefits accrued under this plan are subject to the claims of the Company's general creditors in the event of bankruptcy. The benefits will be paid (i) from an irrevocable grantor trust funded from the Company's general funds or (ii) directly by the Company from general funds.

     The following table reflects the estimated annual single-life annuity payment, without reductions for applicable offsets, payable to a participant retiring in 2002 at age 65.

                                      Pension Table

                                                    Years of Service (2)(3)
                                         ------------ ------------- ------------
                  Remuneration (1)                5           10           15
            ---------------------------- ------------ ------------- ------------

                           200,000              33,333       66,667      100,000
                           300,000              50,000      100,000      150,000
                           400,000              66,667      133,333      200,000
                           500,000              83,333      166,667      250,000
                           600,000             100,000      200,000      300,000
                           700,000             116,667      233,333      350,000
                           800,000             133,333      266,667      400,000
                           900,000             150,000      300,000      450,000
                         1,000,000             166,667      333,333      500,000
                         1,100,000             183,333      366,667      550,000
                         1,200,000             200,000      400,000      600,000
            ---------------------------- ------------ ------------- ------------

(1) Remuneration for purposes of calculating pension benefit based on final base salary and target bonus.

(2) These pension benefits represent annual single-life annuity values subject to reduction by applicable offsets (as described above). As of December 31, 2002, the current years of service credited are 22, 13, 18 and 15 years for Messrs. Mixon, Blouch, Richey and Slangen, respectively.

(3) Messrs. Blouch and Slangen were granted the maximum level (50%) of replacement compensation in recognition of valuable service to the company.

(4) Mr. Mixon's offset will be waived for successful management succession planning and to recognize past contributions to the company.


          TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     Severance Pay Agreements. To ensure continuity and the continued dedication of key executives during any period of uncertainty caused by the possible threat of a takeover, the Company has entered into severance pay agreements with certain key executives, including each of the Named Executive Officers. In the event there is a Change of Control (as that term is defined in the agreements) of the Company and the employment of the contracting executive terminates under certain conditions described in the agreements at any time during the three year period following a Change of Control of the Company, the executive will receive an agreed upon amount of severance pay.

     For all of the Named Executive Officers, the severance pay agreements provide that upon termination for any reason other than death, Disability, by the Company for Cause or by the executive for other than Good Reason (as such terms are defined in the agreements), the executive will receive, in addition to accrued salary, bonus and vacation pay: (a) a lump sum severance benefit equal to three times annual base salary plus the executive's target bonus less any retention bonus paid to the executive for being employed on the first anniversary after a change in control; (b) continued participation in the Company's employee welfare benefit plans and other benefit arrangements for a period of three years following termination; (c) 401(k), 401(k) Plus, profit sharing and retirement benefits so that the total retirement benefits received will be equal to the retirement benefits which would have been received had such executive's employment with the Company continued during the three year period following termination; and an additional amount which will offset, on an after-tax basis, the effect of any excise tax which the executive is subject to under Section 4999 of the Code relating to his receipt of "excess parachute payments."

     The salary and other benefits provided by the severance pay agreements will be payable from the Company's general funds. The Company has agreed to indemnify such executives for any legal expense incurred in the enforcement of their rights under the severance pay agreements.

     In October 2002, the Company entered into a separate severance protection agreement with Mr. Blouch as an additional incentive to retain and motivate him as a key employee. The agreement provides that upon Mr. Blouch's termination by the Company other than for "Cause" or "Good Reason" as described in Section 3 of the Agreement, Mr. Blouch shall be entitled to the following amounts and benefits: (i) compensation equal to three times the amount of his then applicable annual base salary to be paid in three equal annual installments;
(ii) 75% of his target bonus for the year in which employment terminates to be paid in three equal annual installments; (iii) any then-outstanding stock option grant or award shall immediately vest in full as of the date of termination of employment (notwithstanding any provision therein contained); and (iv) the exercise period of any unexercised stock option shall be extended until the earlier of two years after the date of termination of employment or expiration of the option (notwithstanding any provision therein contained). In addition, Mr. Blouch shall be permitted to exercise any such option by means of a cashless exercise program, so long as (a) such program is allowed under all applicable laws and regulations, and (b) the Company is not required to recognize additional compensation expense as a result thereof. For a description of the entire agreement, please see Exhibit (y) to the Company's 2002 Annual Report filed on Form 10-K.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation, Management Development and Corporate Governance Committee of the Board of Directors during 2002 were James C. Boland, Whitney Evans, Bernadine P. Healy, M.D. and William M. Weber. There were no Compensation, Management Development and Corporate Governance Committee interlocks or insider participation activities in 2002.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 1996, the Company became an investor in Unique Mobility, Inc., a world leader in the development of high performance DC Motors. During 2002, the Company purchased Gearless/Brushless motors from Unique Mobility for approximately $3,967,000. Mr. Richey served on the Unique Mobility board of directors until November 2002.

     During 2002, the Company purchased travel services from a third party private aircraft charter company. One of the aircrafts available to be used by the charter company is owned by Messrs. Mixon and Richey. The Company paid approximately $596,000 to the charter company for use of the aircraft owned by Messrs. Mixon and Richey. Invacare believes that the prices and terms charged are no less favorable than those which could be obtained from unrelated parties.

     During 2002, Mr. Miklich, formerly the Company's Chief Financial Officer, General Counsel and Corporate Secretary, was indebted to the Company based on a loan approved by the Compensation, Management Development and Corporate Governance Committee pursuant to its executive compensation philosophy and the Company's overall compensation program. Mr. Miklich was loaned approximately $1.3 million. The loan was interest bearing and payable upon demand of the

Company. The loan was repaid in full by April 5, 2002. Mr. Miklich retired from the company on April 30, 2002. Also during 2001, Dan T. Moore was loaned $650,000 and William M. Weber was loaned $150,000, both loans were interest bearing and were payable upon demand of the Company. Both loans were repaid in full by April 5, 2002.


                             AUDIT COMMITTEE REPORT

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Audit Committee's activities are governed by a written charter adopted by the Board of Directors.

     Management has the primary responsibility for the Company's financial statements and the reporting process, including the system of internal controls. Ernst & Young LLP, the Company's independent auditors for 2002, audited the annual financial statements prepared by management and expressed an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Audit Committee monitors these processes. In December 2002 management established an internal audit function for the Company. The Company engaged PricewaterhouseCoopers LLP to conduct internal audit services and report its analysis, findings and recommendations directly to the Audit Committee.

     In this context, the Audit Committee met and held discussions with management and Ernst & Young LLP. Management represented to the Audit Committee that the Company's financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the audited financial statements with management and Ernst & Young LLP, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Ernst & Young LLP such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     In addition, Ernst & Young LLP provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), related to the auditors' independence. The Audit Committee discussed with Ernst & Young LLP their independence from the Company and its management and considered the compatibility of non-audit services with the auditors' independence.

     The Audit Committee discussed with the Company's financial management and Ernst & Young LLP the overall scope and plans for the audit. The Audit Committee also met with Ernst & Young LLP, with and without management present, to discuss the results of the examinations, their evaluation of the Company's internal controls and the overall quality of the Company's financial reporting. In addition, the Audit Committee considered other areas of its oversight relating to the financial reporting process that it determined appropriate.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

                                 AUDIT COMMITTEE
                           William M. Weber, Chairman
                                 James C. Boland
                                Dan T. Moore, III

                              INDEPENDENT AUDITORS

     The Board of Directors, upon recommendation of the Audit Committee, has re-appointed Ernst & Young LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 2003. Fees for services rendered by Ernst & Young L.L.P. for the last fiscal year were:

 Audit Fees    Financial Information Systems Design and           All Other Fees
                          Implementation Fees
 ----------    ----------------------------------------           --------------
  $747,000                       $0                                  $1,510,000

     Fees for all other services included audit related services of $343,000, primarily for statutory audits and assistance with new reporting requirements, and nonaudit services of $1,167,000, consisting of tax compliance services of $382,000 and tax advisory services of $785,000.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.


                                  OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting of Shareholders. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment on such matters in the absence of instructions to the contrary. Any shareholder who wishes to submit a proposal for inclusion in the Proxy material to be distributed by the Company in connection with its Annual Meeting of Shareholders to be held in 2004 must do so no later than December 10, 2003. To be eligible for inclusion in the 2004 Proxy material of the Company, proposals must conform to the requirements set forth in Regulation 14A under the Exchange Act.

     The Company may use its discretion in voting Proxies with respect to Shareholder proposals not included in the Proxy Statement for the Annual Meeting of Shareholders to be held in 2004, unless the Company receives notice of such proposals prior to February 23, 2004.

     Upon the receipt of a written request from any shareholder, the Company will mail, at no charge to the shareholder, a copy of the Company's 2002 Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Exchange Act, for the Company's most recent fiscal year. Written requests for such Report should be directed to:

                           Shareholder Relations Department
                           Invacare Corporation
                           One Invacare Way, P.O. Box 4028
                           Elyria, Ohio 44036-2125

     You are urged to sign and return your Proxy promptly in the enclosed return envelope to make certain your shares will be voted at the Annual Meeting.

                                        By order of the Board of Directors

                                        Douglas A. Neary,
                                        Secretary

                              INVACARE CORPORATION
                              2003 PERFORMANCE PLAN
                                  (Appendix A)

1.       Purpose

     The Invacare Corporation 2003 Performance Plan (the "Plan"), is designed to foster the long-term growth and performance of the Company by: (a) enhancing the Company's ability to attract and retain highly qualified employees, (b) motivating employees to serve and promote the long-term interests of the Company and its shareholders through stock ownership and performance-based incentives, and (c) strengthening the Company's ability to attract, retain and incentivize highly qualified non-employee Directors and aligning the interests of such Directors with the interests of shareholders through stock ownership. To achieve this purpose, the Plan provides authority for the grant of Stock Options, Restricted Stock, Stock Equivalent Units, Stock Appreciation Rights, and other stock and performance-based incentives.

2.       Definitions

          (a) "Affiliate" -- means "Affiliate" within the meaning given such term in Rule 12b-2 under the Exchange Act.

          (b) "Award" -- means the grant of Stock Options, Restricted Stock, Stock Equivalent Units, Stock Appreciation Rights, and other stock and performance-based incentives under this Plan, or any combination thereof.

          (c) "Award Agreement" -- means any agreement between the Company and a Participant that sets forth terms, conditions, and restrictions applicable to an Award.

          (d) "Board of Directors" -- means the Board of Directors of the Company.

          (e) "Change in Control" -- means, at any time after the date of the adoption of this Plan, the occurrence of any one or more of the following:

               (i)Any Person (other than any employee benefit plan or employee stock ownership plan of the Company, or any Person organized, appointed, or established by the Company, for or pursuant to the terms of any such plan), alone or together with any of its Affiliates or Associates, becomes the Beneficial Owner of 30% or more of the total outstanding voting power of the Company, as reflected by the power to vote in connection with the election of Directors, or commences or publicly announces an intent to commence a tender offer or exchange offer, the consummation of which would result in the Person becoming the Beneficial Owner of 30% or more of the total outstanding voting power of the Company as reflected by the power to vote in connection with the election of Directors. For purposes of this Section 2(e)(i), the terms "Affiliates," "Associates," and "Beneficial Owner," will have the meanings given to them in the Rights Agreement, dated as of April 2, 1991, between Invacare Corporation and National City Bank, as Rights Agent, as amended from time to time, or in any restatement thereof, or in any replacement Rights Agreement.

               (ii)At any time during a period of 24 consecutive months, individuals who were Directors at the beginning of the period no longer constitute a majority of the members of the Board of Directors, unless the election, or the nomination for election by the Company's shareholders, of each Director who was not a Director at the beginning of the period is approved by at least a majority of the Directors who are in office at the time of the election or nomination and who either were Directors at the beginning of the period or are Continuing Directors (or such nomination is approved by a committee comprised solely of such Directors).

               (iii)A record date is established for determining shareholders entitled to vote upon (A) a merger or consolidation of Invacare Corporation with another corporation (which is not an affiliate of

          Invacare Corporation in which Invacare Corporation is not the surviving or continuing corporation or in which all or part of the outstanding Common Shares are to be converted into or exchanged for cash, securities, or other property, (B) a sale or other disposition of all or substantially all of the assets of Invacare Corporation, or
          (C) the reorganization, dissolution or liquidation (but not partial liquidation) of Invacare Corporation.

               (iv)The occurrence of any other event or series of events, which, in the opinion of the Board of Directors, will, or is likely to, if carried out, result in a change of control of Invacare Corporation.

          (f) "Code" -- means the Internal Revenue Code of 1986, or any law that supersedes or replaces it, as amended from time to time. A reference to any provision of the Code includes a reference to any lawful regulation or pronouncement promulgated thereunder and to any successor provision.

          (g) "Committee" -- means the Compensation, Management Development and Corporate Governance Committee of the Board of Directors, or any other committee of the Board of Directors that the Board of Directors or the Compensation Committee authorizes to administer all or any aspect of this Plan.

          (h) "Common Shares" -- means Common Shares, without par value, of Invacare Corporation, including authorized and unissued Common Shares and treasury Common Shares.

          (i) "Company" -- means Invacare Corporation, an Ohio corporation, and its direct and indirect subsidiaries, or any successor entity.

          (j) "Continuing Director" -- means a Director who was a Director prior to a Change in Control or was recommended or elected to succeed a Continuing Director by a majority of the Continuing Directors then in office (or by a committee comprised solely of Continuing Directors).

          (k) "Director" -- means any individual who is a member of the Board of Directors of the Company.

          (l) "Exchange Act" -- means the Securities Exchange Act of 1934, and any law that supersedes or replaces it, as amended from time to time.

          (m) "Fair Market Value" of Common Shares -- means the value of the Common Shares determined by the Committee, or pursuant to rules established by the Committee.

          (n) "Incentive Stock Option" -- means a Stock Option that meets the requirements of Section 422 of the Code, or any successor or replacement provision.

          (o) "Notice of Award" -- means any notice by the Committee to a Participant that advises the Participant of the grant of an Award or sets forth terms, conditions, and restrictions applicable to an Award.

          (p) "Participant" -- means any person to whom an Award has been granted under this Plan.

          (q) "Performance Objectives" -- means the achievement of performance objectives established pursuant to this Plan. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the subsidiary, division, department or function within the Company in respect of which the Participant performs services during a specified time period. Any
     Performance Objectives applicable to Awards intended to qualify as "performance-based compensation" under Section 162(m) of the Code (the "Performance-Based Exception") shall be limited to specified levels of or increases in the Company's, or subsidiary's, or division's, or department's, or function's return on equity, earnings per Common Share, total earnings, earnings growth, return on capital, operating measures (including, but not limited to, operating margin and/or operating costs), return on assets, or increase in the Fair Market Value of the Common Shares. Except in the case of such an Award intended to qualify under
     Section 162(m) of the Code, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.

     The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established Performance Objectives; provided, however, that Awards which are designed to qualify for the Performance-Based Exception, may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward).

     In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards which shall not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Code
Section 162(m).

          (r)  "Person"  --  means  an  individual,   partnership,   corporation
     (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a governmental authority.

          (s) "Plan" -- means this Invacare Corporation 2003 Performance Plan, as set forth herein and as hereafter may be amended from time to time in accordance with the terms hereof.

          (t) "Restricted Stock" -- means an Award of Common Shares that are subject to restrictions or risk of forfeiture based on time and/or performance.

          (u) "Rule 16b-3"-- means Rule 16b-3 under the Exchange Act, or any rule that supersedes or replaces it, as amended from time to time.

          (v) "Stock Appreciation Right" -- means any rights granted pursuant to an Award described in Section 6(b)(i).

          (w) "Stock Award" -- means Awards granted in Section 6(b)(ii).

          (x) "Stock Equivalent Unit" -- means an Award that is valued by reference to the value of Common Shares.

          (y) "Stock Option" -- means an option to purchase Common Shares as described in Section 6(b)(iii).

3. Eligibility

     All Directors and employees of the Company and its Affiliates are eligible for the grant of Awards. The selection of any such persons to receive Awards will be within the discretion of the Committee. More than one Award may be granted to the same person.

     Notwithstanding the foregoing, any individual who renounces in writing any right that he or she may have to receive Awards under the Plan shall not be eligible to receive any Awards hereunder.

4. Common Shares Available for Awards; Adjustment

     (a) Number of Common Shares. The aggregate number of Common Shares that may be subject to Awards, including specifically Incentive Stock Options, granted under this Plan during the term of this Plan will be equal to Two Million (2,000,000) Common Shares, subject to any adjustments made in accordance with the terms of this Section 4.

     The assumption of obligations in respect of awards granted by an organization acquired by the Company, or the grant of Awards under this Plan in substitution for any such awards, will not reduce the number of Common Shares available in any fiscal year for the grant of Awards under this Plan.

     Common Shares subject to an Award that is forfeited, terminated, or canceled without having been exercised (other than Common Shares subject to a Stock Option that is canceled upon the exercise of a related Stock Appreciation Right) will again be available for grant under this Plan, without reducing the number of Common Shares available in any fiscal year for grant of Awards under this Plan, except to the extent that the availability of those Common Shares would cause this Plan or any Awards granted under this Plan to fail to qualify for the exemption provided by Rule 16b-3. In addition, any Common Shares which are retained to satisfy a Participant's withholding tax obligations or which are transferred to the Company by a Participant to satisfy such obligations or to pay all or any portion of the exercise price of the Award in accordance with the terms of the Plan, the Award Agreement or the Notice of Award, may be made available for reoffering under the Plan to any Participant, except to the extent that the availability of those Common Shares would cause this Plan or any Awards granted under this Plan to fail to qualify for the exemption provided by Rule 16b-3.

     (b) No Fractional Common Shares. No fractional Common Shares will be issued, and the Committee will determine the manner in which the value of fractional Common Shares will be treated.

     (c) Adjustment. In the event of any change in the Common Shares by reason of a merger, consolidation, reorganization, recapitalization, or similar transaction, including any transaction described under Section 424(a) of the Code, or in the event of a stock dividend, stock split, reverse stock split, or distribution to shareholders (other than normal cash dividends), the Committee will have authority to adjust, in any manner that it deems equitable, the number and class of Common Shares that may be issued under this Plan, the number and class of Common Shares subject to outstanding Awards, the per share exercise price applicable to outstanding Awards, and the Fair Market Value of the Common Shares and other value determinations applicable to outstanding Awards (i.e., Stock Equivalent Units, for example), including as may be allowed or required under Section 424(a) of the Code.

5. Administration

     (a) Committee. This Plan will be administered by the Committee; provided, however, that the Board of Directors may, in its discretion, at any time and from time to time, administer the Plan in which case the term "Committee" shall be deemed to be the Board of Directors. The Committee will, subject to the terms of this Plan, have the authority to: (i) select the eligible employees who will receive Awards, (ii) grant Awards, (iii) determine the number and types of Awards to be granted to eligible employees, (iv) determine the terms, conditions, vesting periods, and restrictions applicable to Awards, including timing, price, and, if applicable, Performance Objectives, subject to, and consistent with, the provisions of the Plan, (v) adopt, alter, and repeal administrative rules and practices governing this Plan, (vi) interpret the terms and provisions of this Plan and any Awards granted under this Plan, including, where applicable, determining the method of valuing any Award and certifying as to the satisfaction of such Awards, (vii) prescribe the forms of any Notices of Award, Award Agreements, or other instruments relating to Awards, (viii) supervise the administration of this Plan, and (ix) make all other determinations and take all other actions as the Committee deems necessary for the administration and operation of the Plan. The Committee may employ attorneys, consultants, accountants, or other professional advisors to assist it in the administration of the Plan.

     (b) Delegation. The Committee may delegate any of its authority to any other person or persons that it deems appropriate.

     (c) Decisions Final. All decisions by the Committee, and by any other Person or Persons to whom the Committee has delegated authority, to the extent permitted by law, will be final and binding on all Persons.

     (d) No Liability. Neither the Committee nor any of its members shall be liable for any act taken by the Committee pursuant to the Plan. No member of the Committee shall be liable for the act of any other member.

6. Awards

     (a) Grant of Awards. The Committee will determine the type or types of Awards to be granted to each Participant and will set forth in the related Notice of Award or Award Agreement the terms, conditions, vesting periods, and restrictions applicable to each Award. Awards may be granted singly or in combination or tandem with other Awards. Awards may also be granted in replacement of, or in substitution for, other awards granted by the Company, whether or not granted under this Plan; without limiting the foregoing, if a Participant pays all or part of the exercise price or taxes associated with an Award by the transfer of Common Shares or the surrender of all or part of an Award (including the Award being exercised), the Committee may, in its discretion, grant a new Award to replace the Common Shares that were transferred or the Award that was surrendered. The Company may assume obligations in respect of awards granted by any Person acquired by the Company or may grant Awards in replacement of, or in substitution for, any such awards. In no event shall any Stock Option or Stock Appreciation Right be granted to a Participant in exchange for the Participant's agreement to permit the cancellation of one or more Stock Options or Stock Appreciation Rights previously granted to such Participant if the exercise price of the new grant is lower than the exercise price of the cancelled grant. Moreover, in no event shall a previously granted Stock Option or Stock Appreciation Right be amended to reduce the exercise price, except in accordance with an adjustment pursuant to Section 4(c).

     (b) Types of Awards. Awards may include, but are not limited to, the following:

               (i)Stock Appreciation Right -- means a right to receive a payment, in cash or Common Shares, equal to the excess of (A) the Fair Market Value, or other specified valuation, of a specified number of Common Shares on the date the right is exercised over (B) the Fair Market Value, or other specified valuation, of such Common Shares on the date the right is granted, all as determined by the Committee. The right may be conditioned upon the occurrence of certain events, such as a Change in Control of the Company, or may be unconditional, as determined by the Committee.

               (ii)Stock Award -- means an Award that is made in Common Shares, Restricted Stock, or Stock Equivalent Units or that is otherwise based on, or valued in whole or in part by reference to, the Common Shares, but does not include Stock Options. All or part of any Stock Award may be subject to conditions (including, but not limited to, the passage of time or the achievement of Performance Objectives), restrictions, and risks of forfeiture, as and to the extent established by the Committee. Stock Awards may be based on the Fair Market Value of the Common Shares, or on other specified values or methods of valuation, as determined by the Committee.

               (iii)Stock Option -- means a right to purchase a specified number of Common Shares, during a specified period, and at a specified exercise price, all as determined by the Committee. A Stock Option may be an Incentive Stock Option or a Stock Option that does not qualify as an Incentive Stock Option. The term of each Stock Option shall be fixed by the Committee, but in no event shall the term exceed ten years after the date such Stock Option is granted. In addition to the terms, conditions, vesting periods, and restrictions established by the Committee, Incentive Stock Options must comply with the requirements of Section 422 of the Code and regulations promulgated thereunder, including, but not limited to, the requirements that Incentive Stock Options (A) may not be granted to non-employee Directors, and (B) the aggregate Fair Market Value of the Common Shares that first becomes exercisable in any calendar year shall not exceed $100,000 (measured as of the effective grant date of the Award). The exercise price of a Stock Option may not be less than 100% of the Fair Market Value on the date the Stock Option is granted; provided, however, up to 200,000 Common Shares for which Stock Options that do not qualify as Incentive Stock Options may be granted may have an exercise price of not less than 75% of the Fair Market Value on the date such Stock Option is granted, subject to adjustment in accordance with Section 4(c) hereof.

          (c) Limits on Awards under the Plan. The maximum aggregate number of Common Shares that may be granted during the term of this Plan pursuant to all Awards, other than Stock Options, is 300,000 Common Shares, subject to adjustment in accordance with Section 4(c) hereof.

          (d) Limits on Individual Awards. The maximum aggregate number of Common Shares for which Stock Options may be granted to any particular employee during any calendar year during the term of this Plan is 400,000 Common Shares, subject to adjustment in accordance with Section 4(c) hereof. The maximum aggregate number of Common Shares for each of (i) Stock Appreciation Rights and (ii) other Stock Awards which may be granted to any particular employee during any calendar year during the term of this Plan is 50,000 Common Shares (or 100,000 Common Shares in the aggregate), subject to adjustment in accordance with Section 4(c) hereof.

7. Deferral of Payment

     With the approval of the Committee, the delivery of the Common Shares, cash, or any combination thereof subject to an Award, or the Award itself, may be deferred, either in the form of installments or a single future delivery. The Committee also may permit selected Participants to defer the receipt of some or all of their Awards, as well as other compensation, in accordance with procedures established by the Committee, including to assure that the recognition of taxable income is deferred under the Code. Deferred amounts may, to the extent permitted by the Committee, be credited as cash or Stock Equivalent Units. The Committee also may establish rules and procedures for the crediting of interest on deferred cash payments and dividend equivalents on Stock Equivalent Units.

8. Payment of Exercise Price

     The exercise price of a Stock Option (other than an Incentive Stock Option) and any Stock Award for which the Committee has established an exercise price may be paid in cash, by the transfer of Common Shares, by the surrender of all or part of an Award (including the Award being exercised), or by a combination of these methods, as and to the extent permitted by the Committee. The exercise price of an Incentive Stock Option may be paid in cash, by the transfer of Common Shares, or by a combination of these methods, as and to the extent permitted by the Committee but may not be paid by the surrender of all or part of an Award. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of this Plan.

     In the event Common Shares that are Restricted Stock are used to pay the exercise price of a Stock Award to the extent provided by the Committee, then that number of the Common Shares issued upon the exercise of the Award equal to the number of Common Shares that are Restricted Stock that have been used to pay the exercise price will be subject to the same restrictions as the Restricted Stock.

9. Taxes Associated with Award

     Prior to the payment of an Award or upon the exercise or release thereof, the Company may withhold, or require a Participant to remit to the Company, an amount sufficient to pay any Federal, state, and local taxes associated with the Award. The Committee may, in its discretion and subject to such rules as the Committee may adopt, permit a Participant to pay any or all taxes associated with the Award (other than an Incentive Stock Option) in cash, by the transfer of Common Shares, by the surrender of all or part of an Award (including the Award being exercised), or by a combination of these methods. The Committee may permit a Participant to pay any or all taxes associated with an Incentive Stock Option in cash, by the transfer of Common Shares, or by a combination of these methods or by any other method which does not disqualify the option as an Incentive Stock Option under applicable provisions of the Code. If Common Shares are used to satisfy withholding tax obligations, such Common Shares shall be valued based on the Fair Market Value thereof as of the date when the withholding for taxes is required to be made. Notwithstanding the foregoing, except as otherwise provided by the Committee or in the terms of the Award, the Company shall have the right to require a Participant to pay cash to satisfy withholding taxes as a condition to the payment of any Award (whether in cash or Common Shares) under the Plan.

10. Termination of Employment

     If the employment of a Participant terminates for any reason, all unexercised, deferred, and unpaid Awards may be exercisable or paid only in accordance with rules established by the Committee or as specified in the particular Award Agreement or Notice of Award. Such rules may provide, as the Committee deems appropriate, for the expiration, continuation, or acceleration of the vesting of all or part of the Awards, provided that any such rules shall comply with Section 422 of the Code to the extent such Award is intended to qualify as an Incentive Stock Option.

11. Termination of Awards Under Certain Conditions

     The Committee may cancel any unexpired, unpaid, or deferred Awards at any time if the Participant is not in compliance with all applicable provisions of this Plan or with any Notice of Award or Award Agreement. Further, if the Participant, without the prior written consent of the Company, engages in any of the following activities:

          (i)Within eighteen (18) months after the date a Participant terminates his or her employment with the Company or its Affiliates for any reason, the Participant then accepts employment with any competitor of the Company, or otherwise renders services for an organization, or engages in a business, that is, in the judgment of the Committee, in competition with the Company, or

          (ii)Discloses to anyone outside of the Company, or uses for any purpose other than the Company's business any confidential information or material relating to the Company, whether acquired by the Participant during or after employment with the Company, in a fashion or with a result that the Committee, in its judgment, deems is or may be injurious to the best interests of the Company;

then the Committee may, in its discretion, at any time thereafter, cancel any unexpired, unpaid or deferred Awards or may require the Participant to return the economic value of any Award that the Participant realized or obtained (as of the date of exercise, vesting or payment) during the time period commencing six months prior to such Participant's termination date and ending after the date when all of the Committee members discover that the Participant engaged in any activities referred to in clauses (i) and (ii) above.

     The Committee may, in its discretion and as a condition to the exercise of an Award, require a Participant to acknowledge in writing that he or she is in compliance with all applicable provisions of this Plan and of any Notice of Award or Award Agreement and has not engaged in any activities referred to in clauses (i) and (ii) above.

12. Change in Control

     In the event of a Change in Control of the Company, unless and only then to the extent otherwise determined by the Board of Directors or as otherwise prescribed in an Award Agreement, (i) all Stock Appreciation Rights and Stock Options then outstanding will become fully exercisable as of the date of the Change in Control, and (ii) all restrictions and conditions applicable to Restricted Stock and other Stock Awards will be deemed to have been satisfied as of the date of the Change in Control. Any such determination by the Board of Directors that is made after the occurrence of a Change in Control will not be effective unless a majority of the Directors then in office are Continuing
Directors and the determination is approved by a majority of the Continuing Directors.

13.  Amendment,   Suspension,   or  Termination  of  this  Plan;   Amendment  of
     Outstanding Awards

     (a) Amendment, Suspension, or Termination of this Plan. The Board of Directors may amend, suspend, or terminate this Plan at any time and from time to time in such respects as the Board of Directors may deem necessary or appropriate; provided, however, that in no event, without the approval of the Company's shareholders, shall any action of the Committee or the Board of Directors result in increasing, except as provided in Section 4(c) hereof, the maximum number of Common Shares that may be subject to Awards granted under the Plan.

     (b) Amendment of Outstanding Awards. The Committee may, in its discretion, amend the terms of any Award, prospectively or retroactively, but no such amendment may impair the rights of any Participant without his or her consent, or reduce the exercise price of any Stock Option or Stock Appreciation Right, except in accordance with an adjustment pursuant to Section 4(c). The Committee may, in whole or in part, waive any restrictions or conditions applicable to, or accelerate the vesting of, any Award.

14. Awards to Foreign Nationals and Employees Outside the United States

     To the extent that the Committee deems appropriate to comply with foreign law or practice and to further the purpose of this Plan, the Committee may, without amending this Plan, (i) establish special rules applicable to Awards granted to Participants who are foreign nationals, are employed outside the United States, or both, including rules that differ from those established under this Plan, and (ii) grant Awards to such Participants in accordance with those rules.

15. Miscellaneous Terms

     (a) Nonassignability. Unless and except to the extent otherwise determined by the Committee (which may be contained in the applicable Award Agreement or Notice of Award), (i) no Award granted under the Plan may be transferred or assigned by the Participant to whom it is granted other than by will or pursuant to the laws of descent and distribution, and (ii) an Award granted under this Plan may be exercised, during the Participant's lifetime, only by the Participant or guardian or other legal representative.

     (b) No Rights as Employees/Shareholders. Nothing in the Plan or in any Award Agreement or Notice of Award shall confer upon any Participant any right to continue in the employ of the Company or an Affiliate, or to serve as a member of the Board of Directors or to be entitled to receive any remuneration or benefits not set forth in the Plan or such Award Agreement or Notice of Award, or to interfere with or limit either the right of the Company or an Affiliate to terminate the employment of such Participant at any time or the right of the shareholders of the Company to remove him or her as a member of the Board of Directors with or without cause. Nothing contained in the Plan or in any Award Agreement or Notice of Award shall be construed as entitling any Participant to any rights of a shareholder as a result of the grant of an Award until such time as Common Shares are actually issued to such Participant pursuant to the exercise of a Stock Option, Stock Appreciation Right or other Stock Award.

     (c) Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Any liability of the Company to any person with respect to any Award under the Plan shall be based solely upon any contractual obligations that may be effected pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

     (d) Other Company Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of any termination indemnity or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any pension or other employee benefit plan or similar arrangement provided by the Company or any Affiliate, unless (i) expressly so provided by such other plan or arrangement or (ii) the Committee expressly determines that an Award or a portion thereof should be included as recurring compensation. Nothing contained in the Plan shall prohibit the Company or any Affiliate from establishing other special awards, incentive compensation plans, compensation programs and other similar arrangements providing for the payment of performance, incentive or other compensation to employees. Payments and benefits provided to any employee under any other plan shall be governed solely by the terms of such other plan.

     (e) Securities Law Restrictions. In no event shall the Company be obligated to issue or deliver any Common Shares or other Awards if such issuance or delivery shall constitute a violation of any provisions of any law or regulation of any governmental authority or securities exchange. No Common Shares or other Awards shall be issued under the Plan unless counsel for the Company shall be satisfied that such issuance will be in compliance with all applicable Federal and state securities laws and regulations and all requirements of any securities exchange on which the Common Shares are listed.

     (f) Invalidity. In the event any provision of the Plan shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the remaining provisions of the Plan.

     (g) Successors. All obligations of the Company with respect to Awards granted under the Plan are binding on any successor to the Company, whether as a result of a direct or indirect purchase, merger, consolidation or otherwise of all or substantially all of the business and/or assets of the Company.

     (h) Governing Law. The interpretation, validity, and enforcement of this Plan will, to the extent not otherwise governed by the Code or the securities laws of the United States, be governed by the laws of the State of Ohio.

16. Effective and Termination Dates

     (a) Effective Date. This Plan will be effective on May 21, 2003, upon approval by the shareholders of the Company at the 2003 annual meeting of shareholders.

     (b) Termination Date. This Plan will continue in effect until midnight on May 20, 2013; provided, however, that Awards granted on or before that date may extend beyond that date and restrictions and other terms and conditions imposed on Restricted Stock or any other Award granted on or before that date may extend beyond such date.



     IN WITNESS WHEREOF, the undersigned by its duly authorized officer, has hereunto set forth its signatures as of the effective date of the Plan.

                                                     INVACARE CORPORATION


                                                 By: /s/ A. Malachi Mixon, III
                                                     -------------------------
                                                     A. Malachi Mixon,III,
                                                     Chairman of the Board
                                                     and Chief Executive Officer



                                                 By: /s/ Gregory C. Thompson
                                                     -------------------------
                                                     Gregory C. Thompson,
                                                     Senior Vice President and
                                                     Chief Financial Officer

                              INVACARE CORPORATION
                PROXY FOR COMMON SHARES AND CLASS B COMMON SHARES


                 Annual Meeting of Shareholders --- May 21, 2003
           This Proxy is solicited on behalf of the Board of Directors


     The undersigned hereby (i) appoints A. MALACHI MIXON, III, WHITNEY EVANS and JOSEPH B. RICHEY, II, and each of them, as Proxy holders and attorneys, with full power of substitution, to appear and vote all the Common Shares and Class B Common Shares of INVACARE CORPORATION, which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at the Lorain County Community College, Spitzer Conference Center, Grand Room, 1005 North Abbe Road, Elyria, Ohio on Wednesday, May 21, 2003 at 10:00 A.M. (EDT) and at any adjournments thereof, hereby revoking any and all Proxies heretofore given, and (ii) authorizes and directs said Proxy holders to vote all the Common Shares and Class B Common Shares of the Company represented by this Proxy as follows, with the understanding that if no directions are given below, said shares will be voted "FOR" the election of the three Directors nominated by the Board of Directors and "FOR" each of the other proposals.

(1) PROPOSAL to fix the size of the Board of Directors at eleven.

     (  )FOR the Proposal (  )AGAINST the Proposal (  )ABSTAIN from the Proposal

(2) ELECTION of Directors each to serve a three year term ending in 2006.


     (  )FOR all nominees listed (except as   (  )WITHHOLD AUTHORITY to vote for
         marked to the contrary below)            all nominees listed

              James C. Boland, Whitney Evans and William M. Weber

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the following line.)

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                   (Continued and to be signed on other side)



                      (Proxy --- continued from other side)


(3)PROPOSAL to approve and adopt the INVACARE CORPORATION 2003 PERFORMANCE PLAN.

   (  )FOR the Proposal (  )AGAINST the Proposal  (  )ABSTAIN from the Proposal

         (4) In their discretion to act on any other matters which may properly come before the Annual Meeting.



                                             Dated_______________________ , 2003



                                          --------------------------------------
Your signature to the Proxy form should be exactly the same as the name imprinted hereon. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. For joint accounts, the name of each joint owner must be signed.



       Please date, sign and return promptly in the accompanying envelope.